Exhibit 10.7

MASTER LOAN AND SECURITY AGREEMENT

dated as of October 17, 2003,

by and among

OXFORD FINANCE CORPORATION,

NATIONAL CITY BANK

as Administrative Agent

and

the other Lenders named herein

TABLE OF CONTENTS

Page

SECTION 1. GENERAL PROVISIONS		1
1.1	Defined Terms	1
1.2	Line of Credit	1
1.3	Advances	1
1.4	Swingline Loans	3
1.5	Interest Rate	5
1.6	Loan Payments	7
1.7	Late Charges	7
1.8	Required Prepayments	8
1.9	Voluntary Prepayments	8
1.10	Collateral	9
1.11	Closing Requirements and the Initial Advance	10
SECTION 2. REPRESENTATIONS AND WARRANTIES		13
2.1	Organization; Power; Qualification	14
2.2	Authorization	14
2.3	Litigation	14
2.4	Ownership; Management and Subsidiaries; etc	14
2.5	Financial Condition	15
2.6	Taxes	15
2.7	Title to Properties and Collateral	15
2.8	Borrower’s Name, Business Locations, etc	15
2.9	Compliance with Laws	16
2.10	Burdensome Provisions	16
2.11	Solvency	16
2.12	Material Agreements	16
2.13	Absence of Defaults	16
2.14	Liens	16
2.15	ERISA	16
2.16	[Reserved]	17
2.17	Labor Matters	17
2.18	Margin Stock	17
2.19	Government Regulation	17
2.20	Environmental Matters	17
2.21	Accuracy of Information	18
2.22	Purpose of Loan	18
2.23	Intellectual Property Matters	18
2.24	The Obligor Loans	18
SECTION 3. AFFIRMATIVE COVENANTS		19
3.1	Payment of Obligations	19
3.2	Financial Statements and Other Reports	19
3.3	Conduct of Business and Maintenance of Existence	20
3.4	Compliance with Laws	20

(i)

3.5	Payment of Liabilities and Taxes	20
3.6	Contractual Obligations	20
3.7	Maintenance of Properties	20
3.8	Insurance	20
3.9	Inspection	21
3.10	Collection of Loan Receivables	22
3.11	Loan Undertakings	22
3.12	Accounting Methods and Financial Records	22
3.13	Further Assurances	22
3.14	Environmental Laws	23
3.15	Compliance with ERISA	23
3.16	Notice	24
3.17	Collections	24
3.18	Use of Proceeds	25
3.19	Obligor Loan Documents	25
3.20	Business Checking Account	25
3.21	Hedging Agreement	25
3.22	Senior Management	25
3.23	Additional Subsidiaries	25
3.24	Landlord or Mortgagee Waiver	25
SECTION 4. NEGATIVE COVENANTS		25
4.1	Financial Covenants	25
4.2	Limitations on Indebtedness	26
4.3	Limitations on Liens	26
4.4	Mergers, Acquisitions, Etc	27
4.5	Investments	27
4.6	Sale of Assets and Liquidation	27
4.7	Transactions with Affiliates	28
4.8	Change of Control	28
4.9	Change of Business	28
4.10	Change of Name, Location, Etc	28
4.11	Certain Accounting Changes; Organizational Documents	28
4.12	Capital Stock	28
4.13	Amendments	28
4.14	ERISA	29
SECTION 5. DEFAULT		29
5.1	Payment of Obligations	29
5.2	Perform, etc. Certain Provisions of this Agreement	29
5.3	Perform, etc. Other Provisions of this Agreement	29
5.4	Representations and Warranties	29
5.5	Default Under Other Financing Documents	29
5.6	Liquidation, Termination, Dissolution, etc	29
5.7	Default Under Other Indebtedness	30
5.8	Attachment	30
5.9	Judgments	30

(ii)

5.10	Inability to Pay Debts, etc	30
5.11	Bankruptcy	30
5.12	Receiver, etc	30
5.13	Financial Condition	30
5.14	Default; Security Interest	31
5.15	Change of Control	31
5.16	Insecure	31
5.17	Prospect of Payment	31
SECTION 6. RIGHTS AND REMEDIES		31
6.1	Rights and Remedies	31
6.2	Default Rate	33
6.3	Liens, Set-Off	34
6.4	Enforcement Costs	34
6.5	Application of Proceeds	34
6.6	Remedies, etc. Cumulative	35
6.7	No Waiver, Etc	35
SECTION 7. THE ADMINISTRATIVE AGENT		35
7.1	Appointment	35
7.2	Delegation of Duties	36
7.3	Exculpatory Provisions	36
7.4	Reliance by the Administrative Agent	36
7.5	Notice of Default	37
7.6	Non-Reliance on the Administrative Agent and Other Lenders	37
7.7	Indemnification	37
7.8	The Administrative Agent in Its Individual Capacity	38
7.9	Resignation of the Administrative Agent, Successor Administrative Agent	38
SECTION 8. MISCELLANEOUS		38
8.1	Course of Dealing; Amendment	38
8.2	Waivers of Default	39
8.3	Circumstances Where Consent of all of the Lenders is Required	39
8.4	Notices	40
8.5	Right to Perform	41
8.6	Fee; Costs and Expenses	41
8.7	Consent to Jurisdiction	42
8.8	Assignment and Participations	42
8.9	Definitions; Certain Definitional Provisions	43
8.10	Entire Agreement; Severability	53
8.11	Confession of Judgment	53
8.12	Survival	53
8.13	Successors and Assigns	53
8.14	Applicable Law	53
8.15	Time of Essence	54
8.16	Duplicate Originals and Counterparts	54
8.17	Headings	54

(iii)

EXHIBITS

A.	Advance Request

B.	Form of Promissory Note

C.	Notice of Assignment

D.	Form of Borrowing Base Certificate

E.	Form of Allonge to Promissory Notes

F.	Form of Joinder Agreement

SCHEDULES

2.1	Jurisdictions

2.4(a)	Stockholders

2.4(b)	Senior Management

2.8	List of Other Locations

2.16	List of Plans

2.25	List of Prepaid Amounts Under Eligible Loan

4.2(f)	Indebtedness

4.3(h)	Liens

4.4	Permitted Investments

(iv)

MASTER LOAN AND SECURITY AGREEMENT

     THIS MASTER LOAN AND SECURITY AGREEMENT (this “Agreement”) is made as of the 17th day of October, 2003, by and among OXFORD FINANCE CORPORATION, a Maryland corporation, its successors and permitted assigns (“Borrower”), the lenders who are or may become a party to this Agreement, as Lenders and NATIONAL CITY BANK, as Administrative Agent for the Lenders (“Administrative Agent”).

     Borrower has heretofore entered into, or hereafter will enter into, certain Master Loan and Security Agreements with the borrowers specified therein (each a “Loan Obligor” and collectively, “Loan Obligors”) and receive certain promissory notes executed by such Loan Obligors, pursuant to which Borrower has made, or hereafter will make, loans (the “Obligor Loans”) to the Loan Obligors, secured by the collateral specified therein.

     Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions specified herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. GENERAL PROVISIONS.

     1.1 Defined Terms. Capitalized terms not otherwise defined herein, shall have the meanings given to such terms in Section 8.8 hereof.

     1.2 Line of Credit. From time to time, Borrower may request that the Lenders lend to Borrower certain sums (not to exceed the lesser of (i) $35,000,000 or (ii) the Borrowing Base (the “Maximum Loan Amount”) at any time outstanding) on the terms and conditions set forth herein, by submitting to the Administrative Agent a written request therefor executed by a Responsible Officer, in substantially the form attached hereto as Exhibit A (an “Advance Request”), in accordance with Section 1.11(b). Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to provide its Loan Commitment Percentage of each Advance (as defined below) to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date. The availability of Advances under this line of credit shall expire on May 31, 2005 unless earlier terminated pursuant to Section 6.1 (the “Maturity Date”). Advances may be borrowed, repaid, and reborrowed from time to time until the Maturity Date subject to the Borrowing Base requirements of Section 1.3 and the voluntary repayment requirements of Section 1.9.

     1.3 Advances.

          (a) Each advance hereunder is referred to as an “Advance” and all Advances together with all Swingline Loans hereunder are collectively referred to as the “Loan.”

          (b) Each LIBOR Advance hereunder shall be an aggregate principal amount of $1,000,000 or a multiple of $500,000 in excess thereof and each Base Rate Advance shall be an aggregate principal amount of $500,000 or a multiple of $250,000 in excess thereof. The maximum aggregate amount of the Loan at any one time shall not exceed the Maximum Loan Amount, based on the then applicable Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 1.11(b) or Section 3.2 hereof, as the case may be.

          (c) Each Lender’s Loan Commitment and the obligation of the Borrower to repay such amount of the Loan hereunder shall be evidenced by a separate Promissory Note payable by Borrower to the order of such Lender in substantially the form attached hereto as Exhibit B-1 (each, a “Loan Commitment Note” and collectively, the “Loan Commitment Notes”).

          (d) Disbursement of Advance. Provided each Lender receives a request for an Advance not later than (i) 11:00 a.m. (Philadelphia time) on the Business Day before the date a LIBOR Advance is to be made and (ii) not later than 1:00 p.m. on the date a Base Rate Advance is to be made, each Lender, not later than 3:00 p.m. (Philadelphia time) on the proposed borrowing date, (i) will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Loan Commitment Percentage of the Advance to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse each Advance requested pursuant to this Section 1.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent Advance Request delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 1.3(e) below, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Advance requested pursuant to this Section 1.3 to the extent that any Lender has not made available to the Administrative Agent its Loan Commitment Percentage of such Advance.

          (e) Nature of Obligations of Lenders Regarding Advances; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Advances are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 1.3(d), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section 1.3(e) shall be conclusive, absent manifest error. If such Lender’s Loan Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the Base Rate, on demand, from the Borrower. The failure of any Lender to make available its Loan Commitment Percentage of any Advance requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Loan Commitment Percentage of such Advance available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Loan Commitment Percentage of such Advance available on the borrowing date.

          (f) Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to .25% on the average daily unused portion of the aggregate Loan Commitment. The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing December 31, 2003, and on the Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Loan Commitment Percentages. For purposes hereof, the aggregate principal amount of all outstanding Swingline Loans shall be deemed an unused portion of the aggregate Loan Commitment.

     1.4 Swingline Loans.

          (a) Availability. Subject to the terms and conditions of this Agreement, the Borrower may from time to time from the Closing Date through, but not including, the Swingline Termination Date, request that the Swingline Lender make Swingline Loans to the Borrower by submitting to the Administrative Agent a written request therefor executed by a Responsible Officer, in substantially the form attached hereto as Exhibit A (a “Swingline Loan Request” and together with an Advance Request each, a “Request”), in accordance with Section 1.11(b); provided, that (i) each Swingline Loan hereunder shall be an aggregate principal amount of $250,000 or a whole multiple of $250,000 in excess thereof and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (A) the Maximum Loan Amount less the aggregate outstanding principal amount of the Loan and (B) $5,000,000. A Swingline Loan Request received after 11:00 a.m. (Philadelphia time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Swingline Lender of each Swingline Loan Request.

          (b) Disbursement of Swingline Loans. The Swingline Lender, not later than 2:00 p.m. (Philadelphia time) on the proposed borrowing date, (i) will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse each Swingline Loan requested pursuant to this Section 1.4 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent Swingline Loan Request delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.

          (c) Refunding.

               (i) Swingline Lender shall make demand on each Lender to fund its respective Loan Commitment Percentage of outstanding Swingline Loans by delivering notice thereof not later than 1:00 p.m. (Philadelphia time) on any Business Day and each Lender shall fund its respective Loan Commitment Percentage as required to repay Swingline Loans outstanding to the Swingline Lender not later than 4:00 p.m. (Philadelphia time) on the Business Day such demand is made; provided that any demand notice delivered by Swingline Lender after 1:00 p.m. shall be deemed delivered on the next succeeding Business Day. Such funding of the Swingline Loans by the Lenders shall thereafter be reflected as Advances of the Lenders on the books and records of the Administrative Agent. No Lender’s obligation to fund its respective Loan Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Loan Commitment Percentage of a Swingline Loan, nor shall any Lender’s Loan Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Loan Commitment Percentage of a Swingline Loan.

               (ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Loan Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 8.4 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

               (iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 1.4 is absolute and unconditional and shall not be affected by any circumstance whatsoever. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 1.4, one of the events described in Section 5.11 shall have occurred, each Lender will, on the date the applicable Advance would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Loan Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

          (d) Conversion. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to convert outstanding Swingline Loans (i) in an aggregate principal amount of $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Advances, by delivering an Advance Request not later than 11:00 a.m. three (3) Business Days before the Swingline Loan is to be so converted and (ii) in an aggregate principal amount of $500,000 or any multiple of $250,000 in excess thereof into one or more Base Rate Advances, by delivering an Advance Request not later than 2:00 p.m. on the date the Swingline Loan is to be so converted.

          (e) Swingline Notes. The Swingline Loans and the obligation of the Borrower to repay such Swingline Loans shall be evidenced by a Swingline Note executed by the Borrower payable to the order of the Swingline Lender in substantially the form attached hereto as Exhibit B-2 (the “Swingline Note”).

     1.5 Interest Rate.

          (a) Each Advance shall bear interest from the funding date to maturity (whether by acceleration, stated maturity, or otherwise) at either (a) the Base Rate or (b) the sum of LIBOR plus 3.25% per annum (“LIBOR Rate”) as selected by Borrower in the Advance Request for such Advance. Interest on each Swingline Loan shall bear interest at the Base Rate from the date the Swingline Loan is made through but not including the date the Swingline Loan is refunded as an Advance pursuant to Section 1.4 hereof, at which time the Advance shall bear interest at the Interest Rate set forth in the applicable Swingline Loan Request.

          (b) Interest on each Base Rate Advance and each Swingline Loan, as the case may be, shall be payable in arrears on the last Business Day of each calendar month, commencing on October 31, 2003. Interest on each LIBOR Advance shall be payable in arrears on the last Business Day of the applicable LIBOR Period. Interest shall be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) 30-day months and assessed for the actual number of days elapsed. Administrative Agent shall, upon Borrower’s request prior to 9:00 a.m., (Philadelphia time) on any Request Day, advise Borrower of the then-current LIBOR for loans for a LIBOR Period. Borrower shall then have the right to fix the rate of interest to be charged by Lenders during one or more of such LIBOR Periods on any LIBOR Amount (provided that Borrower may not have outstanding at any time more than five LIBOR Amounts). Borrower shall, prior to 12:00 noon (Philadelphia time) on the Request Day, advise Administrative Agent (a) whether (and, if so, for what LIBOR Period or Periods) Borrower elects to fix the rate of interest to be charged as aforesaid and (b) the LIBOR Amount with respect to which the rate of interest will so be fixed during the LIBOR Period or Periods. Each LIBOR Period, if any, elected by Borrower shall commence on the third Business Day following the Request Day.

          (c) Not later than three (3) Business Days prior to the expiration of a LIBOR Period, with respect to any LIBOR Amount, Borrower shall advise Administrative Agent whether Borrower elects to continue the Interest Rate at the LIBOR Rate for the next succeeding LIBOR Period. If at any time there is any portion of the outstanding principal balance of the

Loan that has not been so designated by Borrower as a LIBOR Amount for a LIBOR Period, interest on such portion shall be charged at the Base Rate.

          (d) If Borrower requests that all or any portion of the principal balance hereof bear interest at the LIBOR Rate, and Administrative Agent or any Lender reasonably determines that, by reason of circumstances affecting the interbank Eurodollar market generally, deposits in U.S. Dollars (in the applicable amounts) are not being offered to banks in the interbank Eurodollar market, then Administrative Agent shall forthwith give notice thereof to Borrower, whereupon until Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, (a) the obligation of Lenders to permit any portion of the principal balance of the Loan to bear interest with reference to the LIBOR shall be suspended so long as such circumstances exist, and (b) Borrower shall convert the interest rates on the applicable portions of the principal balance hereof to the Base Rate on the last day of the then current LIBOR Period.

          (e) If, after the date hereof, the adoption of or any change in Rules, or change in the interpretation or administration thereof, by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lenders to make or maintain or fund loans at the LIBOR, the interest rate on the applicable portions of the principal balance hereof shall be deemed to have been converted to the Base Rate on either (i) the last day of the then current LIBOR Period if any Lenders may lawfully continue to maintain loans at the LIBOR to such day, or (ii) immediately if such Lender may not lawfully continue to maintain loans at the LIBOR to such day.

          (f) If any governmental authority, central bank or other comparable authority shall at any time impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), any tax (including without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, fee, deduction, withholding special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, or shall impose on any Lender or the interbank Eurodollar market any other condition affecting loans at the LIBOR, and the result of any of the foregoing is to increase the cost to any Lender of making or maintaining the interest rate at the LIBOR or to reduce the amount of any sum received or receivable by such Lender under a Promissory Note by an amount deemed by such Lender to be material, then within five days after demand Administrative Agent, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for the increased cost or reduction. Administrative Agent will promptly notify Borrower of any event of which it has knowledge occurring after the date hereof, which will entitle any Lender to compensation pursuant to this Section. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to such Lender hereunder shall be conclusive in the absence of manifest error.

          (g) Failure on the part of Administrative Agent to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand such compensation with respect to such period or any other period. The protection of this Section shall be available to all Lenders regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

     1.6 Loan Payments.

          (a) Subject to Section 1.8 below, the Borrower shall repay the outstanding principal amount of the Loan, together with interest accrued and unpaid thereon and all other Obligations relating thereto on the Maturity Date.

          (b) Each payment by the Borrower on account of the principal of or interest on the Loan or of any fee, commission or other amounts payable to the Lenders under this Agreement or any Promissory Note shall be made not later than 1:00 p.m. (Philadelphia time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Loan Commitment Percentages (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Philadelphia time) on such day shall be deemed a payment on such date for the purposes of Section 5, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Philadelphia time) shall be deemed to have been made on the next succeeding Business Day for all purposes. On the Business Day it has received or is deemed to have received, as the case may be, each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Loan Commitment Percentage. If such amount is distributed to a Lender on a date after the Business Day the Administrative Agent has received or is deemed to have received payment from the Borrower, the Administrative Agent shall pay such Lender an amount, until paid, equal to the product of (a) the amount not paid to the Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by Administrative Agent and such Lender, times (c) a fraction the numerator of which is the number of days that elapse from and including the Business Day of Administrative Agent’s receipt or deemed receipt, as the case may be, of payment to the date Administrative Agent pays such Lender in accordance with the terms hereof and the denominator of which is 360.

          (c) In the event that any payment of principal, interest, fees, expense or other amounts due to any Lender(s) under any of the Financing Documents is not paid when due, the Administrative Agent is hereby authorized to effect such payment, after providing notice to Borrower, by debiting any account of the Borrower now or in the future maintained with the Administrative Agent. The right of debiting accounts of the Borrower is in addition to any right of setoff accorded the Administrative Agent and any Lender hereunder or by operation of law.

     1.7 Late Charges. If the Borrower fails to make any payment of principal, interest, prepayments, fees or any other amount becoming due pursuant to the provisions of this Agreement, within five (5) days of the date due and payable, the Borrower shall pay to the

Administrative Agent for the account of the Lenders a late charge equal to five (5) percent of the amount of such payment. Such five (5) day period shall not be construed in any way to extend the due date of any such payment. Late charges are imposed for the purpose of defraying the Lenders’ expenses incident to the handling of delinquent payments, and are in addition to, and not in lieu of, the exercise by the Lenders of any rights and remedies hereunder or under applicable laws and any fees and expenses of any agents or attorneys which the Lenders may employ upon Default.

     1.8 Required Prepayments. The Borrower shall prepay the Loan as and to the extent that the outstanding balance of the Loan exceeds the Maximum Loan Amount. Notwithstanding the foregoing, in lieu of such prepayment, Borrower may provide to the Administrative Agent an updated Borrowing Base Certificate satisfactory to the Required Lenders, which shall include additional Eligible Loans sufficient to increase the Borrowing Base to an amount equal to the then outstanding principal balance of the Loan.

     1.9 Voluntary Prepayments.

          (a) Notice; Application of Payments. Within the limitations set forth herein and subject to the provisions of this Agreement, the Borrower may repay the Loan at any time in whole or in part from time to time without premium or penalty, and any such repayment need not be accompanied by payment of interest on the amount repaid except that any repayment of the Loan which constitutes a final payment of the entire principal balance of the Loan shall be accompanied by payment of all interest thereon accrued through the date of repayment. Borrower shall provide written notice to the Administrative Agent (i) not less than five (5) Business Days prior to any proposed repayment, in whole or in part, of a LIBOR Advance, (ii) not less than three (3) Business Days’ prior to any proposed repayment, in whole or in part, of a Base Rate Advance; and (iii) not later than 11:00 a.m. on the same Business Day of any proposed repayment, in whole or in part, of a Swingline Loan. Unless the Borrower requests otherwise, such repayments shall be applied first to accrued and unpaid interest on the principal amount to be repaid and then to the unpaid balance of the principal amount in the inverse order of maturity.

          (b) Prepayment Premiums for LIBOR Amounts. LIBOR Amounts may be prepaid prior to the expiration date of the LIBOR Period applicable thereto only upon payment to Administrative Agent, for the account of the Lenders, of a prepayment premium determined as follows: (i) on the prepayment date, the remaining payments of principal and interest that would otherwise have become payable at the expiration of the LIBOR Period pertaining to the principal being prepaid shall be discounted to a present value at a rate per annum equal to the “Prepayment Yield to Maturity”, as hereinafter defined, plus any costs for reserves or assessments or for reinvesting the amount being prepaid, and if such discounted value shall exceed the unpaid principal amount being prepaid, then the prepayment premium shall be an amount equal to such excess; otherwise no prepayment premium shall be payable; (ii) the “Prepayment Yield to Maturity” shall mean the yield to maturity of the debt obligation of the United States Treasury (excluding those commonly known as “Flower Bonds”) maturing nearest in time to the expiration of the relevant LIBOR Period. The maturity date and yield to maturity of such United States Treasury obligation shall be determined on the basis of quotations published in the Wall Street Journal on the prepayment date. If there shall be more than one such debt obligation of the

United States Treasury maturing nearest in time to the expiration of the relevant LIBOR Period, the Prepayment Yield to Maturity shall be the arithmetic average of the yields to maturity of all such obligations.

     1.10 Collateral.

          (a) In order to secure the full and punctual payment of the Obligations in accordance with the terms thereof, and to secure the performance of this Agreement and the other Financing Documents, both now in existence and hereafter created (as the same may be renewed, extended or modified), the Borrower hereby pledges, assigns and grants to the Administrative Agent, for the benefit of the Lenders, with respect to all of the following property of the Borrower, both now owned and existing and hereafter created, acquired and arising and regardless of where located (all such property being herein called the “Collateral”):

               (i) a continuing perfected first lien on and security interest in and to (A) all of the Borrower’s Loan Receivables relating to each Contract of Borrower (except for Contracts that are F&M Collateral); (B) all of the Borrower’s interest in and to the assets now or hereafter securing the Eligible Loan Documents, including any and all Liquid Collateral, together with all embedded software, additions, parts, accessories, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, and all replacements thereof and substitutions therefor as are now or hereafter subject to any Eligible Loan Documents whether or not specified as Collateral in the applicable Advance Request; (C) all right, title and interest (including, without limitation, any security interest) of the Borrower in and to the Eligible Loan Documents; (D) all equipment, inventory and goods purchased or leased with the proceeds of all Eligible Loan Documents; (E) all debt securities, warrants and other equity interests in an Eligible Loan Obligor or other issuer received by the Borrower in connection with each Eligible Loan, and the capital stock and other equity interests issuable upon the exercise thereof, including without limitation, all additions, exchanges, replacements, substitutions, and the proceeds thereof together with all rights of Borrower in and to any distribution or issuance of additional shares of the issuer, whether by stock dividend, stock split, recapitalization or otherwise (collectively with the Liquid Collateral, the “Pledged Securities”), and any certificate representing any Pledged Securities (each a “Certificate”);

               (ii) a continuing perfected second lien on and security interest in and to (A) all of the Borrower’s Loan Receivables relating to each loan by Borrower to a third party for which an advance has been made by F&M (each, an “F&M Advance”); (B) all of the Borrower’s interest in and to the assets now or hereafter securing the F&M Advances, together with all embedded software, additions, parts, accessories, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, and all replacements thereof and substitutions therefor as are now or hereafter subject to any F&M Loan Documents whether or not specified as collateral for such F&M Advance; (C) all right, title and interest (including, without limitation, any security interest) of the Borrower in and to the F&M Loan Documents which shall be specified as collateral for F&M Advances; (D) all equipment, inventory and goods purchased or leased with the proceeds of the F&M Advances; (E) all warrants and other equity interests received by the Borrower in connection with each loan made with the proceeds of an F&M Advance, and the capital stock and other equity interests issuable upon the exercise thereof, including without limitation, all additions, exchanges, replacements, substitutions, and the proceeds thereof together with all rights of Borrower in and to any distribution or issuance of additional shares of the issuer, whether by stock dividend, stock split, recapitalization or otherwise and any certificate representing such securities (the Collateral described in this Section 1.10(a)(ii) may be separately referred to as the “F&M Collateral”);

               (iii) a continuing perfected first lien on and security interest in and to all other property of Borrower, wherever located and whether now owned by Borrower or hereafter acquired, including but not limited to: (A) all Inventory; (B) all General Intangibles; (C) all Accounts; (D) all Chattel Paper; (E) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (F) all Equipment; (G) all Investment Property; (H) all Deposit Accounts and funds on deposit therein; (I) all Fixtures; and (J) all parts, replacements, substitutions, profits, products, Accessions and cash and non-cash proceeds and Supporting Obligations of any of the foregoing (including insurance proceeds payable by reason of loss or damage thereto) in any form and wherever located. The foregoing fixtures collateral is located at or affixed to the real property commonly known as 133 North Fairfax Street, Alexandria, Virginia.

               (iv) (A) a continuing perfected first lien on and security interest in and to all of the Borrower’s books and records pertaining to any of the Collateral described in clauses (i) and (iii) immediately above and (B) a continuing perfected second lien on and security interest in and to all of the Borrower’s books and records pertaining to any of the Collateral described in clause (ii) immediately above; and

               (v) a continuing perfected first lien on and security interest in and to all cash and noncash proceeds of the Collateral described in clauses (i), (iii) and (iv)(A) immediately above and a continuing perfected second lien on and security interest in and to all cash and noncash proceeds of the Collateral described in clauses (ii) and (iv)(B) immediately above, including, without limitation, all cash and noncash proceeds deposited in any deposit account, all chattel paper, instruments, inventory, equipment, general intangibles and goods (as such terms are defined by the UCC) or other property purchased or acquired with cash or noncash proceeds of such Collateral and all securities entitlements with respect to any Pledged Securities now or hereafter deposited into any securities account.

     1.11 Closing Requirements and the Initial Advance.

          (a) The obligation of the Lenders to make an initial Advance hereunder is subject to the satisfaction, on or before the Closing Date, of the following conditions:

               (i) Executed Financing Documents. This Agreement, each Promissory Note, together with any other applicable Financing Documents, shall have been duly authorized, executed and delivered to the Administrative Agent and each Lender by Borrower, shall be in full force and effect and no Default or Event of Default shall exist thereunder, and Borrower shall have delivered original counterparts thereof to Administrative Agent.

               (ii) Closing Certificates; etc.

                    (A) Officer’s Certificate of Borrower. The Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of Borrower contained in this Agreement and the other Financing Documents are true, correct and complete; that Borrower is not in violation of any of the covenants contained in this Agreement and the other Financing Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; that Borrower has satisfied each of the closing conditions; and that the Borrower has elected to be regulated as a Business Development Company (as defined under Section 2(a)(48) of the Investment Company Act of 1940, as amended).

                    (B) Certificate of Secretary of Borrower. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of Borrower certifying as to the incumbency and genuineness of the signature of each officer of Borrower executing Financing Documents and certifying that attached thereto is a true, correct and complete copy of (1) the Articles of Incorporation and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Maryland, (2) the Bylaws of the Borrower as in effect on the date of such certifications, (3) resolutions duly adopted by the Board of Directors of the Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Financing Documents.

                    (C) Certificates of Good Standing. The Administrative Agent shall have received long-form certificates as of a recent date of the good standing of Borrower under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where Borrower is qualified to do business.

                    (D) Opinion of Counsel. The Administrative Agent shall have received a favorable opinion of counsel to Borrower addressed to the Administrative Agent and the Lenders with respect to Borrower, the Financing Documents and such other matters as the Administrative Agent and the Lenders shall request, including without limitation, the perfection of Lenders’ security interest in the Collateral.

               (iii) Collateral.

                    (A) Filings and Recordings. All filings and recordations that are necessary to perfect the security interests of the Lenders in the Collateral shall have been received by the Administrative Agent and the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens therein.

                    (B) Lien Search. The Administrative Agent shall have received the results of a lien search (including a search as to judgments, pending litigation and tax matters) made against Borrower under the UCC (or applicable judicial docket) as in effect in any state in which any of its assets are located or in which Borrower conducts any business, indicating among other things that its assets are free and clear of any lien on assets of Borrower that constitute Collateral.

                    (C) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in form and substance reasonably satisfactory to the Administrative Agent.

                    (D) Delivery of Collateral. The Administrative Agent shall have received written confirmation from the Custodian that all Collateral which is to be delivered to the Custodian upon Borrower’s receipt of each Advance has been received by the Custodian.

               (iv) Consents, Defaults.

                    (A) Governmental and Third Party Approvals. The Borrower shall have obtained all necessary approvals, authorizations and consents of any Person with respect to the transactions contemplated by this Agreement and the other Financing Documents.

                    (B) No Injunction, No Material Adverse Change. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any governmental authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Financing Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Financing Documents. Since December 31, 2002, there shall not have been a material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and no event shall have occurred and no condition shall have arisen that could have a material adverse effect on the properties, business operations, or condition (financial or otherwise) of the Borrower or the ability of the Borrower to perform its obligations under the Financing Documents (a “Material Adverse Effect”).

                    (C) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

               (v) Financial Matters.

                    (A) Financial Statements. The Administrative Agent shall have received an audited balance sheet dated as of December 31, 2002, and related statements of income, shareholders’ equity and changes in cash flows of Borrower, all in form and substance satisfactory to the Administrative Agent and prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”).

                    (B) Payment of Fees. Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth in Section 8.5 hereof and such other fees as set forth in any separate fee letters to any Lender.

               (vi) Other Documents. (a) Borrower shall deliver to the Administrative Agent on the Closing Date such other documents, agreements, waivers and other items reasonably requested by the Administrative Agent or any Lender. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent and each Lender. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

          (b) On or before each date on which (i) the Lenders make an Advance hereunder, including, without limitation, the Closing Date, and (ii) the Swingline Lender provides a Swingline Loan hereunder, the Borrower shall cause to be done or provided to the Administrative Agent, as the case may be, and the Administrative Agent shall immediately provide to each Lender or the Swingline Lender, as the case may be, or confirm the receipt of, the following: (1) a duly completed and signed (i) Advance Request (which shall be delivered (A) not later than 11:00 a.m. three (3) Business Days before the date on which a LIBOR Advance is to be made and (B) not later than 11:00 a.m. on the date on which a Base Rate Advance is to be made) or (ii) a Swingline Loan Request (which shall be delivered not later than 2:00 p.m. on the date on which a Swingline Loan is to be made), as the case may be; (2) in the event that after giving effect to the amount of the borrowing under the applicable Request, the outstanding principal balance of the Loan would exceed the Borrowing Base, receipt of a Borrowing Base Certificate dated the date of the applicable Request, which evidences a sufficient Borrowing Base; (3) a certificate executed by a Responsible Officer, certifying that: (i) the representations and warranties of the Borrower contained herein remain true and correct as of such date; (ii) no Event of Default or Default has then occurred hereunder; (iii) there has not been a material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and no event has occurred and no condition has arisen that could have a Material Adverse Effect, and (iv) no default or event which, with the giving of notice, or the lapse of time, or both, would become a default thereunder, has then occurred with respect to the Eligible Loan to which such Advance relates; (4) a Notice of Assignment, in the form of Exhibit C attached hereto, with respect to the Eligible Loan (each, a “Notice of Assignment”) shall be deposited with the Custodian as agent for the Administrative Agent and the Lenders; (5) the original Eligible Loan Documents (including, without limitation, the promissory note endorsed by the Borrower to the order of the Administrative Agent) comprising the Eligible Loan to which such Advance relates and any Pledged Securities received by Borrower in connection therewith shall be deposited with the Custodian as agent for the Administrative Agent and the Lenders; (6) with respect to any letter of credit which constitutes a portion of the Collateral, the Borrower shall cause to be executed and deposited with the Custodian as agent for the Administrative Agent and the Lenders an assignment of proceeds of such letter of credit in favor of the Administrative Agent for the ratable benefit of the Lenders as collateral security hereunder; and (7) such documents shall have been delivered, and such filings shall have been made and other actions taken, as reasonably may be required by the Administrative Agent and its counsel to perfect a valid (i) perfected first priority security interest granted by the Borrower to the Administrative Agent with respect to the Collateral securing such Advance; and (ii) second priority security interest granted by the Borrower to the Administrative Agent with respect to the F&M Collateral, which shall be delivered solely on the Closing Date.

SECTION 2. REPRESENTATIONS AND WARRANTIES.

     The Borrower represents and warrants to the Administrative Agent and each Lender that the following statements are true, correct and complete as of the date hereof and as of the date on which each Advance is made hereunder:

     2.1 Organization; Power; Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted. The Borrower is duly qualified to do business in the Commonwealth of Virginia and all other states where the Borrower conducts business, except where the failure to qualify could not have a Material Adverse Effect. The jurisdictions in which the Borrower is qualified to business as of the Closing Date are set forth on Schedule 2.1 attached hereto.

     2.2 Authorization. The Borrower has the full power and authority to execute, deliver and perform this Agreement and the other Financing Documents to which the Borrower is a party. Neither such execution, delivery and performance, nor compliance by the Borrower with the provisions of this Agreement and of the other Financing Documents to which the Borrower is a party (i) will conflict with or result in a breach or violation of the Borrower’s Articles of Incorporation or Bylaws or any judgment, order, regulation, ruling or law to which the Borrower is subject or any indenture, agreement or other instrument to which the Borrower is a party or to which any of the Borrower’s assets and properties is subject, or constitute a default thereunder or (ii) result in or require the creation or imposition of any lien upon or with respect to any Collateral other than Liens arising under the Financing Documents. The execution, delivery and performance of this Agreement and all other Financing Documents to which the Borrower is a party have been duly authorized and approved by all necessary corporate action by the Borrower and do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal, state or foreign governmental authority or agency, except as contemplated herein. This Agreement and all other Financing Documents to which the Borrower is a party constitute (or, upon execution, will constitute) the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies.

     2.3 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or in any way relating adversely to or affecting the Borrower which could have a Material Adverse Effect.

     2.4 Ownership; Management and Subsidiaries; etc.

          (a) The authorized capital stock of the Borrower consists of (i) [40,000,000] shares of the Borrower’s common stock, of which [5,200,000] shares are issued and outstanding and (ii) [10,000,000] shares of the Borrower’s preferred stock, none of which are issued and outstanding. The name of each record and beneficial owner of shares of common stock and the number of shares owned by each record and beneficial owner are set forth on Schedule 2.4(a) attached hereto.

          (b) The name of each executive officer of the Borrower that is employed in a Senior Management position and the office held by such executive officer is set forth on Schedule 2.4(b) attached hereto.

          (c) The Borrower does not directly or indirectly own or control securities or other ownership interests in any corporation, partnership, association, organization or other business entity representing more than fifty percent (50%) of the equity ownership or the ordinary voting power thereof.

     2.5 Financial Condition. The Borrower has heretofore furnished to the Administrative Agent and each Lender an audited balance sheet dated as of December 31, 2002, and related statements of income, shareholders’ equity and changes in cash flows. Such financial statements and all other financial statements and information furnished or to be furnished to the Administrative Agent and each Lender hereunder have been and will be prepared in accordance with GAAP and fairly present the financial condition of the Borrower as of the dates thereof and the results of the Borrower’s operations for the periods covered thereby. No material adverse change in the business, financial condition, prospects or operations of the Borrower has occurred since the date of such financial statements. The Borrower has no Indebtedness or liabilities other than that reflected on such financial statements or expressly permitted by the provisions of this Agreement.

     2.6 Taxes. The Borrower has filed or caused to be filed all federal, state and local income, excise, property and other tax returns which are required to be filed and has paid all federal, sate, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets as shown on such returns or assessments received by the Borrower (including, without limitation, all FICA payments and withholding taxes, if appropriate), except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No governmental authority has asserted any lien or other claim against the Borrower with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of the Borrower in respect of federal, state, local and other taxes for all fiscal years and portions thereof since the organization of the Borrower are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

     2.7 Title to Properties and Collateral. The Borrower has good title to all of its properties, including, without limitation, the Collateral, the Eligible Loan Documents and Pledged Securities and has a first priority perfected security interest in, and lien on, all of the Collateral underlying the Obligor Loan Documents, subject to no Liens, security interests or other encumbrances or interests except for Liens and interests permitted hereunder. Upon the last to occur of: (a) the making of the Advance by the Lenders to the Borrower relating to an Eligible Loan, (b) delivery of the original Eligible Loan Documents and any Certificates or other writings representing the Pledged Securities relating to such Collateral and each Eligible Loan, and (c) filing in the office of the State Department of Assessments and Taxation of Maryland of UCC financing statements naming the Borrower, as debtor, and the Administrative Agent, as secured party, and describing the Collateral relating to such Advance, the Lenders will have a valid, perfected first priority security interest in the Collateral, except for the F&M Collateral in which the Lenders will have a valid, second priority security interest.

     2.8 Borrower’s Name, Business Locations, etc. The correct legal name of the Borrower is that specified on the signature page of this Agreement. Within twelve (12) years previous to the date hereof, the Borrower has not changed its legal name, been the surviving corporation in a merger or changed the location of its chief executive office other than within Alexandria, Virginia. The Borrower does not do business under any trade or fictitious names.

The chief executive office of the Borrower and the place where its records concerning Eligible Loans, Loan Receivables and other Collateral are kept is 133 North Fairfax Street, Alexandria, Virginia 22314. Each other location at which the Borrower conducts business or keeps any of the Collateral is listed on Schedule 2.8 attached hereto. The Organizational Number of the Borrower is D06508667.

     2.9 Compliance with Laws. The Borrower is not in violation of any applicable federal, state or local law, statute, rule, regulation or ordinance, except for violations that could not have a Material Adverse Effect, and has not received any notice nor is the subject of any investigation to the effect that the Borrower’s operations are not in material compliance with any such law, statute, rule, regulation or ordinance, including, without limitation, applicable environmental, health and safety laws and regulations.

     2.10 Burdensome Provisions. The Borrower is not a party to any indenture, agreement, lease or other instrument, or subject to any corporate, partnership, governmental or regulatory restriction, which is so unusual or burdensome as in the foreseeable future could have a Material Adverse Effect. The Borrower does not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a governmental authority will be so burdensome as to have a Material Adverse Effect.

     2.11 Solvency. As of the Closing Date and after giving effect to each Advance made hereunder, the Borrower will be Solvent.

     2.12 Material Agreements. The Borrower is not in default or breach in the performance, observance or fulfillment of any of the terms, conditions or provisions of any instrument, agreement or document to which the Borrower is a party (including, without limitation, any instrument or agreement evidencing or made in connection with any Indebtedness or liabilities) which default or breach could have a Material Adverse Effect.

     2.13 Absence of Defaults. No Default or Event of Default has occurred and is continuing.

     2.14 Liens. None of the Collateral is subject to any lien, except Liens permitted hereunder. No financing statement under the UCC of any state which names the Borrower as debtor and which has not been terminated, has been filed in any state or other jurisdiction and the Borrower has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted hereunder.

     2.15 ERISA. Schedule 2.15 attached hereto contains a true and complete list of each pension, employee benefit, multi-employer, profit sharing, savings, stock bonus, 401(k) or other deferred compensation plan (“Plan”) subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is now or previously has been sponsored or maintained by the Borrower, or to which the Borrower has made contributions or is required to make contributions. The Borrower satisfied all termination and distribution requirements of the PBGC (as hereinafter defined) with respect to any Plan terminated by the Borrower prior to the date hereof. No lien exists against the Borrower in favor of the Pension Benefit Guaranty Corporation (“PBGC”), and no “reportable event” (as such term is defined in

ERISA) has occurred with respect to any Plan. The Borrower has not incurred any “accumulated funding deficiency” within the meaning of ERISA or any liability to the PBGC in connection with any Plan. The Borrower has no withdrawal or other liability (absolute, contingent or otherwise) with respect to any multi-employer plan as defined by Section 3(37) of ERISA. Since September 2, 1974, the Borrower has complied in all material respects with all provisions of ERISA and with all provisions of each Plan.

     2.16 [Reserved]

     2.17 Labor Matters. The Borrower is not subject to any collective bargaining agreements or any agreements, contracts, decrees or orders requiring the Borrower to recognize, deal with or employ any persons organized as a collective bargaining unit or other form of organized labor. There are no strikes or other material labor disputes pending or threatened against the Borrower. The Borrower has complied in all material respects with the Fair Labor Standards Act.

     2.18 Margin Stock. The Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Advance will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

     2.19 Government Regulation. The Borrower has satisfied the requirements to be qualified as a Business Development Company and a Regulated Investment Company and the Borrower is not, nor after giving effect to any Advance will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other applicable law which limits its ability to incur or consummate the transactions contemplated hereby.

     2.20 Environmental Matters. Except for conditions which could not reasonably be expected to result in liabilities in excess of $100,000 in the aggregate:

          (a) The properties owned, leased or operated by the Borrower now or in the past do not contain, and to its knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could reasonably be expected to give rise to liability under applicable Environmental Laws;

          (b) The Borrower’s properties and operations are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could reasonably be expected to interfere with the continued operation of such properties or impair the fair salable value thereof,

          (c) The Borrower has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

          (d) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

          (e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which Borrower is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, and to the knowledge of the Borrower or such operations; and

          (f) There has been no release, or to the knowledge of the Borrower, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower, now or in the past, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

     2.21 Accuracy of Information. No information, exhibit, report, statement, certificate or document furnished by the Borrower or any other Person to any Lender in connection with the Loan, this Agreement or the other Financing Documents or the negotiation thereof contains any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained herein or therein not misleading.

     2.22 Purpose of Loan. The proceeds of the Loan shall be used by the Borrower only for the purposes permitted under Section 3.18.

     2.23 Intellectual Property Matters. The Borrower owns or possesses all material rights to use all franchises, licenses, permits, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business (collectively, “Intellectual Property”). No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and the Borrower is not liable in amounts exceeding $100,000 in the aggregate to any Person for infringement under applicable law with respect to any such rights as a result of its business operations.

     2.24 The Obligor Loans. (a) The originals of the Obligor Loan Documents and Certificates in the Borrowing Base Certificate are true, correct and complete; (b) all signatures, names, addresses, amounts and other statements and facts contained in the Obligor Loan Documents are true, accurate and complete; (c) the Obligor Loan Documents constitute the legal, valid and binding obligation of the parties thereto, enforceable in accordance with the terms thereof; (d) the Obligor Loan Documents conform to all applicable laws and regulations, and constitute a valid, perfected first priority security interest in the Collateral thereunder; (e) the Collateral is free from all defenses, setoffs and counterclaims; (f) there are no agreements or understandings with respect to the Obligor Loans, verbal or written, between the Borrower and

Obligor Loan Obligors other than those disclosed in writing to the Lenders; (g) to Borrower’s knowledge, no default or event which, with the passage of time or the giving of notice, or both, would become a default under any Obligor Loan, has occurred; (h) except as set forth on Schedule 2.24 attached hereto, no Obligor Loans have been prepaid and no deposits have been made by the Obligor Loan Obligors thereunder except for prepayments of up to three months by Obligor Loan Obligors in the ordinary course of Borrower’s business; and (i) with respect to any Obligor Loan, the principal and interest then outstanding will be due and payable in accordance with the terms of the Obligor Loan Documents.

SECTION 3. AFFIRMATIVE COVENANTS.

     The Borrower covenants and agrees with the Administrative Agent and each Lender that so long as any of the Obligations (or commitments therefor) shall be outstanding, the Borrower shall:

     3.1 Payment of Obligations. Punctually pay when due the principal of and interest on the Loan and the other Obligations, at the times and places, in the manner and in accordance with the terms of this Agreement and the other Financing Documents.

     3.2 Financial Statements and Other Reports. Maintain at all times a system of accounting established and administered in accordance with sound business practices, and will deliver, or cause to be delivered, to each Lender (a) as soon as available but in no event more than forty-five (45) days after the end of each quarter in each fiscal year of the Borrower, the balance sheet of the Borrower as of the end of such quarter and the related statements of income and retained earnings for such quarter internally prepared and in form and content satisfactory to the Administrative Agent, (b) as soon as available, but in no event more than ninety (90) days after the end of each fiscal year of the Borrower, the balance sheet of the Borrower as of the end of such year and the related statements of income, retained earnings and cash flows for such year certified by independent certified public accountants selected by the Borrower and satisfactory to the Administrative Agent, (c) concurrently with the delivery of the financial statements described in clause (a) above, a certificate of a Responsible Officer setting forth the computations in reasonable detail and satisfactory to each Lender demonstrating compliance with the covenants contained in Section 4.1 hereof for the fiscal quarter to which such financial statements relate, (d) within twenty (20) days after the end of each month (and at any other time upon request by the Administrative Agent), (i) a Borrowing Base Certificate, (ii) an accounts receivable aging report with respect to all of the Borrower’s accounts receivable, (iii) no more than thirty (30) days prior to the end of each fiscal year of the Borrower, updated projections of Borrower’s financial statements and Eligible Loan portfolio for Borrower’s next fiscal year, and (iv) a contractual and receivable aging for the Loan Receivables of Eligible Loans for which an Advance was provided, in each case certified by a Responsible Officer, (e) at such reasonable intervals as the Administrative Agent may require, such assignments, schedules, statements, reports, certifications, records and other documents with respect to the Collateral in such form and detail satisfactory to the Administrative Agent, (f) upon the request of the Administrative Agent, a copy of the most recently filed annual report for each Plan, and (g) promptly upon request of the Administrative Agent such other information, reports or documents respecting the business, properties, operation or financial condition of the Borrower as the Administrative Agent may at any time and from time to time reasonably request.

     3.3 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now being conducted by the Borrower, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under applicable law except where the failure to so qualify could not have a Material Adverse Effect. Continue at all times to satisfy the requirements necessary to be qualified as a Business Development Company and a Regulated Investment Company.

     3.4 Compliance with Laws. Observe and remain in compliance with all laws, rules, regulations and decrees to which the Borrower may be subject, a violation of which could have a Material Adverse Effect.

     3.5 Payment of Liabilities and Taxes. Pay, when due, all of its Indebtedness, and pay and discharge promptly all taxes, assessments and governmental charges and levies (including, without limitation, FICA payments and withholding taxes) upon the Borrower or upon the Borrower’s income, profits or property (including, without limitation, the Collateral), except to the extent the amount or validity thereof is contested in good faith by appropriate proceedings so long as adequate reserves have been set aside therefor.

     3.6 Contractual Obligations. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business; provided that the Borrower may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

     3.7 Maintenance of Properties. Do all things necessary, and cause each Loan Obligor to do all things necessary, to perform, observe and comply, to maintain, preserve, protect and keep its properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that the Borrower’s business may be properly conducted at all times, unless the failure to do so could not have a Material Adverse Effect. The Borrower shall promptly notify the Administrative Agent and each Lender of any event causing deterioration, loss or depreciation in value of any substantial portion of the Collateral and the amount of such loss or depreciation. The Borrower shall perform, observe, and comply, and cause each Loan Obligor to do all things necessary, to perform, observe and comply, with all of the terms and provisions to be performed, observed or complied with by it under the Contracts, and each other contract, agreement or obligation relating to the Collateral. Neither the Administrative Agent nor any Lender shall have any duty to, and the Borrower hereby releases the Administrative Agent and each Lender from all claims for loss or damage caused by the failure of the Administrative Agent or any Lender to, collect, protect, preserve or enforce any of the Collateral or preserve rights against account debtors and prior parties to the Collateral, except as may be caused by the Administrative Agent’s or any Lender’s willful misconduct or gross negligence.

     3.8 Insurance.

          (a) Maintain with financially sound, well rated and reputable insurance companies insurance in such amounts and covering such risks as is consistent with sound business practice, and in any event as is ordinarily and customarily carried by companies similarly situated and in the same or similar businesses as the Borrower. The Borrower will pay, when due, all premiums on such insurance and will furnish to the Administrative Agent, upon request, evidence of payment of such premiums and other information as to the insurance carried by the Borrower.

          (b) In addition, the Borrower will use its best efforts to cause (either by its own actions or by enforcing the obligations of the Loan Obligor) each Loan Obligor to insure the Collateral securing such Obligor Loan and to list Borrower as additional loss payee as its interests may appear with not less than 30 days prior notice of cancellation or change on each such policy.

          (c) Each policy of such insurance covering the Collateral shall contain a provision or endorsement satisfactory to the Administrative Agent naming the Administrative Agent as loss payee or mortgagee and providing that (A) such policy may not be cancelled or altered without at least thirty (30) days’ prior written notice to the Administrative Agent, and (B) no act or default of the Borrower or any other person shall affect the right of the Administrative Agent to recover under such policy. The Borrower hereby irrevocably (x) assigns and grants to the Administrative Agent for the ratable benefit of the Lenders a security interest in any and all proceeds of each such insurance policy covering the Collateral, (y) directs each insurance company to pay all such proceeds directly to the Administrative Agent, and (z) constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent ) as the Borrower’s true and lawful attorney-in-fact (coupled with an interest) with authority and power on behalf of the Borrower to make, adjust, settle or compromise all claims under each such insurance policy, to collect and receive all proceeds payable under each such insurance policy and to endorse any check, draft or instrument for such proceeds. Notwithstanding the foregoing, so long as no Event of Default or Default has occurred and is continuing, the Required Lenders may elect not to adjust any such claim, in which case the Borrower will adjust such claim, or, if the Required Lenders elect to adjust such claim, it will not settle or compromise the same without the Borrower’s prior approval, which shall not be unreasonably withheld. Until such time as an Event of Default or Default has occurred and is continuing, the Administrative Agent and the Borrower will mutually agree upon a reasonable application of the net proceeds of any such insurance to replace or restore the damaged or destroyed Collateral or to the payment of the Obligations, whether matured or unmatured, but, if the Administrative Agent and the Borrower cannot agree upon a reasonable application of such net proceeds within fifteen (15) days of receipt thereof, such proceeds shall be applied as determined by the Administrative Agent in its sole discretion. If an Event of Default or Default has occurred and is continuing, the net proceeds of any such insurance shall be applied, as the Administrative Agent shall determine in its sole discretion, to replace or restore the damaged or destroyed Collateral, in a manner and on terms satisfactory to the Administrative Agent, or to payment of the Obligations (whether matured or unmatured) in such manner and at such times as the Administrative Agent may determine in its sole discretion.

     3.9 Inspection. Permit the Administrative Agent, by its representatives and agents, at the expense of the Borrower, to inspect any of the properties, books and financial records of the Borrower, to examine and make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, the Borrower (or its representatives) at such reasonable times and intervals as the Administrative Agent may designate. In connection with the foregoing, the Administrative Agent and its representatives and agents, at the expense of the Borrower, shall have the right, during normal business hours with reasonable advance notice to Borrower, to conduct a field audit and (a) enter any business premises of the Borrower or any other premises where the Collateral and the records relating thereto may be located and to audit, appraise, examine and inspect the Collateral and all records related thereto and to make extracts therefrom and copies thereof, and (b) verify under reasonable procedures the validity, amount, quality, quantity, value and condition of, and any other matter relating to, the Collateral, including contacting account debtors or any person possessing any of the Collateral at the expense of the Borrower (each a “Field Audit”) Field Audits will be conducted no more frequently than annually; provided, however, that if a Default or an Event of Default has occurred, and is continuing, the Administrative Agent shall have the right, in its sole discretion, to conduct Field Audits quarterly at the expense of the Borrower. An independent certified public accounting firm, acceptable to the Administrative Agent, will perform each such Field Audit.

     3.10 Collection of Loan Receivables. Collect the Loan Receivables relating to Contracts only in the ordinary course of business, and shall not, without the Required Lenders’ prior written consent, compromise or adjust the amount of any Loan Receivable.

     3.11 Loan Undertakings. Without the prior written consent of the Required Lenders, the Borrower shall not consent to, approve or otherwise acquiesce in any modification of the terms of the Obligor Loan Documents, except such amendments that are immaterial and made in the ordinary course of Borrower’s business, or waive any material term or condition of the Obligor Loan Documents, or take any enforcement or other action whatsoever with respect to the Eligible Loans (other than collection of the Loan Receivables or exercising rights with respect to Pledged Securities in accordance with the provisions of Sections 3.10 and 3.17(a) hereof).

     3.12 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any governmental authority having jurisdiction over it or any of its properties.

     3.13 Further Assurances. Defend the interest of the Borrower to the Collateral and the security interest and lien thereon of the Lenders against all persons and against all security interests and Liens on the Collateral adverse to those of the Lenders. The Borrower will, from time to time, at the expense of the Borrower, execute, deliver, acknowledge and cause to be duly filed, recorded or registered any statement, assignment, instrument, paper, agreement or other document and take any other action that from time to time may be necessary or desirable, or that the Administrative Agent may reasonably request, in order to create, preserve, continue, perfect, confirm or validate the security interest and lien of the Lenders on the Collateral or to enable the Lenders to obtain the full benefits of this Agreement or to exercise and enforce any of its rights, powers and remedies hereunder or under applicable laws. The Borrower shall pay all costs of, and incidental to, the filing, recording or registration of any such document as well as any recordation, transfer or other tax required to be paid in connection with any such filing, recordation or registration. The Borrower hereby covenants to save harmless and indemnify the

Lenders from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes and recording costs incurred by the Lenders in connection with this Agreement or the Collateral which covenant shall survive the termination of this Agreement and the payment of all other Obligations. If, in the reasonable opinion of the Administrative Agent, any Collateral is or may become a part of any real estate owned or leased by the Borrower or any Eligible Loan Obligor, the Borrower will or will use its best efforts to cause such Eligible Loan Obligor’s landlord, upon the request of the Administrative Agent, to furnish to the Administrative Agent in form and content satisfactory to the Administrative Agent, a landlord’s waiver by the record owner of such real estate and a mortgagee’s waiver by any person who has a security interest or lien on such real estate which is or may be superior to the security interest and lien of the Lenders on such Collateral. In the event Borrower takes any further action beyond the filing of a UCC financing statement to perfect its security interest in the assets purchased with the proceeds of an Eligible Loan, Borrower agrees promptly to assign to Lenders any such other action to perfect in form and substance satisfactory to Administrative Agent.

     3.14 Environmental Laws. In addition to and without limiting the generality of Section 3.4, (a) comply in all material respects with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws including, without limitation, CERCLA and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply in all material respects with all lawful orders and directives of any governmental authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless, and cause each Loan Obligor to defend, indemnify and hold harmless the Administrative Agent, its Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any orders, requirements or demands of governmental authorities related thereto, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

     3.15 Compliance with ERISA. In addition to and without limiting the generality of Section 3.4, (a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (d) operate each Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Plan as may be reasonably requested by the Administrative Agent.

     3.16 Notice. Promptly give written notice to the Administrative Agent (a) of the occurrence of any Default or any event, development or circumstance which could have a Material Adverse Effect, (b) of any litigation instituted or threatened against the Borrower or any judgment against the Borrower where claims against the Borrower exceed $100,000 and are not covered in full by insurance, (c) of any notice of a claim against or investigation of the Borrower or any of the Borrower’s properties with respect to any applicable Federal, state or local environmental, health or safety laws, statutes, rules or regulations, (d) of the occurrence of any “reportable event” within the meaning of ERISA or any assertion of liability of the Borrower by the PBGC, (e) thirty (30) days prior to any contemplated change in the name or address of the Borrower, and (f) of the occurrence of any default under an Obligor Loan or of a casualty with respect to any of the Collateral.

     3.17 Collections.

          (a) Until the Borrower’s authority to do so is terminated by the Administrative Agent pursuant to subsection (b) below, enforce and collect at the Borrower’s cost and expense in accordance with the collection practices customary in the Borrower’s business payment of all amounts due and payable on or in respect of Loan Receivables relating to Collateral on the Lenders’ behalf and for the Lenders’ account as the Lenders’ property in trust for the Lenders, and use the proceeds of all such payments for the Borrower’s general business purposes so long as such use is not inconsistent with the provisions of this Agreement.

          (b) At any time after a Default, the Administrative Agent may terminate the authority given to the Borrower in subsection (a) above whereupon (i) the Administrative Agent shall have the right to send to the borrowers of Eligible Loans for which an Advance has been made, the Notices of Assignment executed and delivered by the Borrower concurrently herewith to be held by the Administrative Agent hereunder, or otherwise to notify and direct, and/or require the Borrower to notify and direct, all account debtors to make all payments on or in respect of Loan Receivables relating to Eligible Loans directly to the Administrative Agent for deposit into a special Administrative Agent account maintained by the Administrative Agent, for the benefit of the Lenders, over which the Administrative Agent has exclusive dominion, control and power of access and withdrawal (the “Collection Account”), (ii) unless otherwise agreed by the Administrative Agent, any cash, checks, drafts, money orders, instruments or other remittances on or with respect to Loan Receivables relating to Eligible Loans received by the Borrower shall be delivered to the Administrative Agent within one (1) day of receipt thereof by the Borrower for deposit to the Collection Account in precisely the form in which received, except for the addition thereto of the endorsement of the Borrower where required for collection of any checks, drafts, money orders, instruments or other remittances which endorsement the Borrower agrees to make and with respect thereto the Borrower hereby waives notice of presentment, protest and non-payment, (iii) pending such deposit, the Borrower will not commingle any such cash, checks, drafts, money orders, instruments or other remittances with other funds or property but will hold them separate and apart and in trust for the Lenders subject to the security interest and lien of the Lenders on the Collateral hereunder, and (iv) the Administrative Agent shall apply funds held by it in the Collection Account to the payment of all or any part of the Obligations, whether matured or unmatured, in accordance with Section 1.6(c) hereof.

     3.18 Use of Proceeds. The Borrower shall use the proceeds of each Advance and each Swingline Loan for the sole purpose of providing Eligible Loans.

     3.19 Obligor Loan Documents. All Obligor Loan Documents shall contain representations, warranties and covenants substantially similar to those set forth in this Agreement.

     3.20 Business Checking Account. Establish and maintain an operating account with the Administrative Agent.

     3.21 Hedging Agreement. Not later than fifteen (15) days after the date hereof, execute and keep in effect one or more Hedging Agreements with respect to interest rate exposure under this Agreement with an aggregate notional principal amount thereunder equal to at least seventy-five percent (75%) of the sum of (i) the aggregate Loan balance, at any time and (ii) the aggregate outstanding Indebtedness owed by Borrower to F&M with a Lender or other counterparty reasonably satisfactory to the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

     3.22 Senior Management. Until such time as all Obligations are paid in full and the Lenders are no longer under any obligation to provide Advances hereunder, J. Alden Philbrick IV shall continue to be employed by the Borrower in a Senior Management position and shall continue to have day-to-day management responsibility for the activities of Borrower; provided that if Mr. Philbrick dies, becomes disabled or is otherwise not actively involved in the day-to-day management of Borrower, Borrower shall hire a replacement senior executive reasonably satisfactory to the Required Lenders within ninety (90) days after his death, disability or cessation or reduction of management duties.

     3.23 Additional Subsidiaries. Within ten (10) days after any Subsidiary of the Borrower, which is created or acquired after the Closing Date, cause to be executed and delivered to the Administrative Agent (a) a duly executed joinder agreement and (b) favorable legal opinions addressed to the Administrative Agent and Lenders in form and substance satisfactory thereto with respect to such joinder agreement and such other documents and closing certificates as may be requested by the Administrative Agent.

     3.24 Landlord or Mortgagee Waiver. Not later than thirty (30) days after the Closing Date, the Administrative Agent shall have received a landlord or mortgagee waiver satisfactory to Administrative Agent executed by the landlord or mortgagee of each premises occupied by Borrower in which any of the Collateral is located.

SECTION 4. NEGATIVE COVENANTS

     The Borrower covenants and agrees with the Lenders that so long as any of the Obligations shall be outstanding, the Borrower shall not, directly or indirectly:

     4.1 Financial Covenants. The following financial covenants shall be tested quarterly upon submission of Borrower’s quarterly and annual financial statements pursuant to Section 3.2 hereof:

          (a) Asset Coverage Ratio. Permit its Asset Coverage Ratio to be less than 200%.

          (b) Interest Coverage Ratio. Permit its Interest Coverage Ratio to be less than 1.5:1.0.

          (c) Net Worth. Permit its Net Worth to be less than $42,000,000.

     4.2 Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

          (a) the Obligations;

          (b) Indebtedness incurred in connection with a Hedging Agreement (i) with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent or (ii) required pursuant to Section 3.21; provided that any counterparty that is a Lender shall be deemed satisfactory to the Administrative Agent;

          (c) Indebtedness in favor of F&M pursuant to those documents evidencing F&M Advances not to exceed $7,500,000;

          (d) Indebtedness of the Borrower incurred in connection with capital leases in an aggregate amount not to exceed $100,000 on any date of determination; and

          (e) purchase money Indebtedness of the Borrower in an aggregate amount not to exceed $100,000 on any date of determination; and

          (f) Indebtedness existing on the Closing Date and not otherwise permitted under this Section 4.2, as set forth on Schedule 4.2(f) and the renewal and refinancing (but not the increase in the aggregate principal amount) thereof.

     4.3 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

          (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

          (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

          (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

          (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

          (e) Liens of Lenders securing the Obligations;

          (f) Liens of F&M securing the F&M Advances;

          (g) Liens of the Borrower on the goods subject to Contracts;

          (h) Liens not otherwise permitted by this Section 4.3 and in existence on the Closing Date and described on Schedule 4.3(h); and

          (i) Liens securing Indebtedness permitted under Sections 4.2(d) and 4.2(e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased, and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired.

     4.4 Mergers, Acquisitions, Etc. Without the Required Lenders’ prior written consent, enter into any merger or consolidation or acquire or purchase all or substantially all of the assets, properties or stock of any other person.

     4.5 Investments. Except in the ordinary course of business and as set forth on Schedule 4.5 attached hereto, purchase, acquire or own any stock, bonds, notes, or securities of, or any partnership interest in, or make any capital contribution to, any other Person, or become a joint venture partner in any joint venture, or repurchase any of its capital stock, or agree, or become liable to do any of the foregoing.

     4.6 Sale of Assets and Liquidation. Without the prior written consent of the Required Lenders, during any 12-month period, sell, lease, assign, transfer or otherwise dispose of more than ten percent (10%) of the value its property, business or assets, except for the sale, lease, pledge, assignment or other disposition of Eligible Loan Documents in the ordinary course of Borrower’s business; provided that in connection with any such disposition (i) no Default or Event of Default has occurred and is continuing (ii) the aggregate value of all Eligible Loan Documents sold, leased, pledged, assigned or otherwise disposed of does not exceed $10,000,000 during any 12-month period, (iii) the Borrower does not grant, permit or incur any additional Liens on its assets, except for Liens permitted hereunder, (iv) within ten (10) days of such sale, lease, pledge, assignment, or other disposition, Borrower delivers an updated Borrowing Base Certificate to Administrative Agent, (v) the proceeds are used to repay the outstanding balance of the Loan, and (vi) after giving effect to such transaction, the outstanding balance of the Loan does not exceed the Borrowing Base as set forth in the Borrowing Base Certificate giving effect to such disposition. Without the prior written consent of the Required Lenders, the Borrower will not take any action to liquidate, dissolve or wind up the Borrower or its business.

     4.7 Transactions with Affiliates. Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to and approved in writing by the Required Lenders prior to the consummation thereof and are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.

     4.8 Change of Control. Effect or permit a Change of Control.

     4.9 Change of Business. Enter into any business other than the business as conducted by the Borrower on the date hereof.

     4.10 Change of Name, Location, Etc. (a) Change its legal name, identity or business structure, (b) change the location of its chief executive office or its chief place of business, (c) change the location where it keeps its records concerning the Collateral, (d) change the location of any Collateral under its direct control, or (e) open a new place of business, unless the Borrower shall have given the Administrative Agent prior written notice thereof and shall at its cost and expense have executed, delivered, acknowledged, filed, recorded or registered all financing statements and other documents as may be required by the Administrative Agent in order to create, perfect, continue, preserve, confirm or validate the security interest and lien of the Administrative Agent on the Collateral and its priority; provided, that the Borrower shall not in any event change the location of any Collateral if such change would cause the security interest and lien of the Administrative Agent on the Collateral (or the perfection thereof) to lapse, or if required to be perfected prior to such change, to cease to be perfected.

     4.11 Certain Accounting Changes; Organizational Documents. (a) Change its fiscal year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its Articles of Incorporation or amend, modify or change its Bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.

     4.12 Capital Stock. Repurchase, redeem, retire or otherwise acquire any of Borrower’s outstanding capital stock for any purpose.

     4.13 Amendments. Amend or terminate any of the Obligor Loan Documents, except, with respect to Eligible Loans, such amendments that would not cause an Eligible Loan to fail to satisfy the criteria set forth herein for an Eligible Loan, or settle or compromise any amounts payable under an Obligor Loan.

     4.14 ERISA. Engage in any “prohibited transaction” (as such term is defined by ERISA), incur any “accumulated funding deficiency” (as such term is defined by ERISA) whether or not waived, or terminate any Plan in a manner which could result in the imposition of a lien on any property of the Borrower pursuant to the provisions of ERISA.

SECTION 5. DEFAULT

     The occurrence of any one or more of the following events shall constitute a default under the provisions of this Agreement, and the term “Default” shall mean, whenever it is used in this Agreement, any one or more of the following events (and the term “Event of Default” as used herein means one or more of the following events, whether or not any requirement for the giving of notice, the lapse of time, or both has been satisfied):

     5.1 Payment of Obligations. The failure of the Borrower to pay any of the Obligations as and when due and payable in accordance with the provisions of this Agreement, any Promissory Note and/or any of the other Financing Documents, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

     5.2 Perform, etc. Certain Provisions of this Agreement. The failure of the Borrower to perform, observe or comply with any of the provisions of Sections 3.3, 3.8(a) or (c), 3.10, 3.14, 3.15, 3.17 and 3.18 of this Agreement (Affirmative Covenants) or of Section 4 (Negative Covenants) of this Agreement; and solely with respect to Section 3.22, such failure is not cured to the satisfaction of the Required Lenders within a period of sixty (60) days after the expiration of the time period set forth in Section 3.22; provided, however, that the Loan Commitment shall be suspended immediately upon breach of Section 3.22;

     5.3 Perform, etc. Other Provisions of this Agreement. The failure of the Borrower to perform, observe or comply with any of the provisions of this Agreement other than those covered by Sections 5.1 and 5.2 above, and such failure is not cured to the satisfaction of the Administrative Agent within a period of thirty (30) days after the date of written notice thereof by the Administrative Agent to the Borrower;

     5.4 Representations and Warranties. If any representation and warranty contained herein or any statement or representation made in any certificate or any other information at any time given by or on behalf of the Borrower or furnished in connection with this Agreement or any of the other Financing Documents shall prove to be false, incorrect or misleading in any material respect on the date as of which made;

     5.5 Default Under Other Financing Documents. The occurrence of a default (as defined and described therein) under the provisions of any of the other Financing Documents, including, without limitation, the termination of any hedge or swap agreement which is not cured within applicable cure periods, if any or the Custodial Agreement ceases to be in full force and effect for any reason unless Administrative Agent shall have made alternative custodial arrangements for the Collateral or taken direct possession thereof;

     5.6 Liquidation, Termination, Dissolution, etc. If the Borrower shall liquidate, dissolve or terminate its existence;

     5.7 Default Under Other Indebtedness. If the Borrower shall default in any payment of any Indebtedness (a) owing to any Lender (other than the Obligations under the Financing Documents), or (b) to any other Person or Persons, in an aggregate amount of not less than $100,000, beyond the period(s) of grace, if any, provided in the instrument(s) or agreement(s) under which such Indebtedness was created, or default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur the effect of which default or other event is to cause or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Indebtedness to become due prior to its stated maturity;

     5.8 Attachment. The issuance of any attachment or garnishment against property of the Borrower serving as Collateral, or the issuance of any attachment or garnishment against any other property of the Borrower for an amount in excess, singly or in the aggregate, of $20,000, which shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days after the issuance thereof;

     5.9 Judgments. One or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability in excess of $20,000, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days after the entry thereof;

     5.10 Inability to Pay Debts, etc. If the Borrower shall admit its inability to pay its debts as they mature or shall make any assignment for the benefit of any of its creditors;

     5.11 Bankruptcy. If proceedings in bankruptcy, or for reorganization of the Borrower, or for the readjustment of any of the Borrower’s debts, under the United States Bankruptcy Code (as amended) or any part thereof, or under any other applicable laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower and, except with respect to any such proceedings instituted by the Borrower, shall not be discharged within ninety (90) days of their commencement;

     5.12 Receiver, etc. A receiver or trustee shall be appointed for the Borrower or for any substantial part of the Borrower’s assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower and, except with respect to any such appointments requested or instituted by the Borrower, such receiver or trustee shall not be discharged within ninety (90) days of his or her appointment, and, except with respect to any such proceedings instituted by the Borrower, such proceedings shall not be discharged within ninety (90) days of their commencement;

     5.13 Financial Condition. The occurrence of any material adverse change or change in the financial condition of the Borrower which in the good faith judgment of the Administrative Agent could have a Material Adverse Effect, and any such change is not cured to the satisfaction of the Required Lenders thirty (30) days after the date of written notice thereof by the Administrative Agent to the Borrower;

     5.14 Default; Security Interest. Any Financing Document shall, at any time, cease to be in full force and effect (unless released by the Administrative Agent in accordance with this Agreement) or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or the Administrative Agent shall not have or shall cease to have valid, perfected security interests in the Collateral for the benefit of all of the Lenders, subject to no other Liens whatsoever, except Liens permitted hereunder.

     5.15 Change of Control. Any Change of Control shall occur.

     5.16 Insecure. If the Required Lenders deem themselves insecure and provide written notice thereof to Borrower; or

     5.17 Prospect of Payment. If the Required Lenders in good faith determine that the prospect of payment of any of the Obligations is impaired for any reason and provide written notice thereof to Borrower.

SECTION 6. RIGHTS AND REMEDIES

     6.1 Rights and Remedies. If any Default shall occur and be continuing, the Loan Commitment shall automatically terminate and the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, declare the unpaid principal amount of the Loan, together with accrued and unpaid interest thereon, and all other Obligations then outstanding to be immediately due and payable, whereupon the same shall become and be forthwith due and payable by the Borrower to the Lenders, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Borrower; provided, that, in the case of any Default referred to in Sections 5.10, 5.11 or 5.12 above, the unpaid principal amount of the Loan, together with accrued and unpaid interest thereon, and all other Obligations then outstanding shall be automatically and immediately due and payable by the Borrower to the Lenders without notice, presentment, demand, protest or other action of any kind, all of which are expressly waived by the Borrower. Upon the occurrence and during the continuation of any Default, then in each and every case, the Administrative Agent shall, upon the prior written consent of the Required Lenders, be entitled to exercise in any jurisdiction in which enforcement thereof is sought, the following rights and remedies, in addition to the rights and remedies available to the Administrative Agent under the other provisions of this Agreement and the other Financing Documents, the rights and remedies of a secured party under the UCC and all other rights and remedies available to the Administrative Agent under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently:

          (a) The Administrative Agent shall have the right to take possession of any Collateral not in its direct possession or the possession of the Custodian for the benefit of the Lenders, and for that purpose, so far as the Borrower may give authority therefor or to the extent permitted under applicable laws, to enter upon any premises on which the Collateral or any part thereof may be situated, temporarily exclude the Borrower therefrom only as and to the extent necessary to permit the Administrative Agent to take possession of the Collateral (if the Administrative Agent has reason to believe that the Borrower has misappropriated funds, committed a fraud or materially misrepresented any representation or warranty made by it herein), and remove therefrom all or any of the Collateral without any liability for suit, action or other proceeding. THE BORROWER IS HEREBY WAIVING ANY AND ALL RIGHTS TO PRIOR NOTICE AND TO JUDICIAL HEARING WITH RESPECT TO REPOSSESSION OF COLLATERAL, and require the Borrower, at the Borrower’s expense, to assemble and deliver all or any of the Collateral to such place or places as the Administrative Agent may designate.

          (b) The Administrative Agent shall have the right to operate, manage and control all or any of the Collateral (including use of the Collateral and any other property or assets of the Borrower in order to continue or complete performance of the Borrower’s obligations under any contracts of Borrower) in accordance with the written instructions of the Required Lenders, or permit the Collateral or any portion thereof to remain idle or store the same, and collect all rents and revenues therefrom and sell, lease or otherwise dispose of any or all of the Collateral upon such terms and under such conditions as the Required Lenders may determine, and, upon the prior written consent of the Required Lenders, purchase or acquire any of the Collateral at any such sale or other disposition, all to the extent permitted by applicable law. Any purchaser or lessor of any of the Collateral so sold or leased shall hold the property so sold or leased free from any claim or right of the Borrower and the Borrower hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal with respect thereto. The Administrative Agent and the Borrower agree that commercial reasonableness and good faith require the Administrative Agent to give to the Borrower no more than ten (10) days’ prior written notice of any public sale or other disposition of the Collateral or of the time after which any private sale or other disposition of the Collateral is to be made.

          (c) The Administrative Agent shall have the right, and the Borrower hereby irrevocably designates and appoints the Administrative Agent and its designees as the attorney-in-fact of the Borrower, with power of substitution and with power and authority in the Borrower’s name, the Administrative Agent’s name or otherwise and for the use and benefit of the Lenders (i) to send to the Eligible Loan Obligors, the Notices of Assignment executed and delivered by the Borrower to the Administrative Agent concurrently herewith, or otherwise to notify account debtors and other persons obligated to make payments or other remittances on or with respect to the Collateral to make such payments and other remittances directly to the Administrative Agent, (ii) to demand, collect, sue for, take control of, compromise, settle, change the terms of, release, exchange, substitute, extend, renew or otherwise deal with, the Collateral or any account debtor or other person obligated on or under the Collateral in any manner as the Administrative Agent may deem advisable, (iii) to remove from any place of business of the Borrower all records in respect of the Collateral and, at the cost and expense of the Borrower, to make use of any place of business of the Borrower as may be necessary or desirable to administer, control, collect, sell or otherwise dispose of the Collateral, (iv) to receive and endorse the Borrower’s name on any checks, drafts, money orders or other instruments of payment relating to any of the Collateral, (v) to sign and send verifications of Loan Receivables relating to Eligible Loans specified as Collateral on the applicable Advance Request or other Collateral and sign any proofs of claim or loss, (vi) to commence, prosecute or defend any action, suit or proceeding relating to the Collateral or the collection, enforcement or realization upon the Collateral, (vii) to adjust and compromise any claims under insurance policies relating to the Collateral, and (viii) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any or all of the Collateral and to do all other acts and things necessary to carry out this Agreement as though the Administrative Agent were absolute owner of the Collateral. This power of attorney, being coupled with an interest, is irrevocable and all acts by the Administrative Agent and its designees pursuant thereto are hereby ratified and confirmed by the Borrower. Neither the Administrative Agent or any of its designees nor the Lenders shall be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than acts of actual fraud, willful misconduct or gross negligence. The provisions of this subsection shall not (A) be construed as requiring or obligating the Administrative Agent, the Lenders or any designee to take any action authorized hereunder and any action taken or any action not taken hereunder shall not give rise to any liability on the part of the Administrative Agent, its designees or any of the Lenders or to any defense, claim, counterclaim or offset in favor of the Borrower, (B) be construed to mean the Administrative Agent or any Lender has assumed any of the obligations of the Borrower under any instrument or agreement as neither the Administrative Agent nor any Lender shall be responsible in any way for the performance of the Borrower of any of the provisions thereof, and (C) relieve the Borrower of any of its obligations hereunder or in any way limit the exercise by the Administrative Agent or any Lender of any other or further rights it or they may have hereunder, under the other Financing Documents, by law or otherwise.

          (d) The Borrower recognizes that the Administrative Agent and the Lenders may be unable to effect, or to do so only after delay which would adversely affect the value that might be realized from the Pledged Securities, a public sale of all or part of the Pledged Securities by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. The Borrower agrees that any such private sale may be at prices and on terms less favorable to the Lenders than if sold at public sales, and therefore recognizes and confirms that such private sales shall be deemed to have been made in a commercially reasonable manner. The Borrower agrees that the Lenders have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933, as amended.

          (e) The Lenders shall have no obligation to take any steps to preserve the rights of the Borrower in the Pledged Securities against prior parties. The Lenders shall have no obligation to sell or otherwise deal with the Pledged Securities, whether or not upon request of the Borrower, if at such time the value of the Pledged Securities, in the opinion of the Administrative Agent, is less than the aggregate amount of the Indebtedness secured hereby, and such refusal or inaction by the Lenders shall not be deemed a breach of any duty which the Lenders may have under law to preserve the Pledged Securities.

          (f) If, in the enforcement of such rights, the Administrative Agent shall propose to dispose of all or any portion of the Pledged Securities, the Borrower agrees that ten (10) days prior written notice, sent to the Borrower shall be adequate and reasonable notice.

          (g) The Borrower waives diligence, presentment, demand, protest and notice of any kind except for any notice expressly provided for herein.

     6.2 Default Rate. Notwithstanding the entry of any decree, order, judgment or other judicial action, upon the occurrence of a Default hereunder, the unpaid principal amount of the

Loan and all other monetary Obligations outstanding or becoming outstanding while such Default exists shall bear interest from the date on which the Administrative Agent notifies the Borrower of such Default (unless the Administrative Agent is legally precluded from providing such notice to the Borrower then from the date of such Default), until such Default has been cured to the satisfaction of the Administrative Agent, at a rate of interest equal at all times to the Base Rate plus three (3) percent per annum (the “Default Rate”), irrespective of whether or not as a result thereof, any Promissory Note or any of the Obligations has been declared due and payable or the maturity thereof accelerated. The Administrative Agent shall provide to Borrower written notice that the Default Rate became applicable. The Borrower shall on demand from time to time pay such interest to the Administrative Agent, for the account of the Lenders and the same shall be a part of the Obligations hereunder.

     6.3 Liens, Set-Off. As security for the payment of the Obligations and the performance of the Financing Documents, the Borrower hereby grants to the Lenders a continuing Lien on, in and upon all Indebtedness owing to, and all deposits (general or special), credits, balances, monies, securities and other property of, the Borrower and all proceeds thereof, both now and hereafter held or received by, in transit to, or due by, the Lenders. In addition to, and without limitation of, any rights of the Lenders under applicable laws, if the Borrower becomes insolvent, however evidenced, or any Default occurs, the Lenders may at any time and from time to time thereafter, without notice to the Borrower, set-off, hold, segregate, appropriate and apply at any time and from time to time thereafter all such Indebtedness, deposits, credits, balances (whether provisional or final and whether or not collected or available), monies, securities and other property toward the payment of all or any part of the Obligations in such order and manner as the Administrative Agent in its sole discretion may determine and whether or not the Obligations or any part thereof shall then be due or demand for payment thereof made by the Administrative Agent.

     6.4 Enforcement Costs. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, on demand (a) all reasonable enforcement costs paid, incurred or advanced by or on behalf of the Lenders and (b) interest on such enforcement costs from the date paid, incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Default Rate. As used herein, the term “enforcement costs” shall mean and include collectively all expenses, charges, recordation or other taxes, costs and fees (including attorneys’ fees and expenses) of any nature whatsoever advanced, paid or incurred by or on behalf of the Lenders in connection with (1) the collection or enforcement of this Agreement or any of the other Financing Documents, (2) the creation, perfection, maintenance, preservation, defense, protection, realization upon, disposition, collection, sale or enforcement of all or any part of the Collateral, and (3) the exercise by the Lenders of any rights or remedies available to it under the provisions of this Agreement, or any of the other Financing Documents. All enforcement costs, with interest as above provided, shall be a part of the Obligations hereunder.

     6.5 Application of Proceeds. Any proceeds of the collection of the Obligations and/or the sale or other disposition of the Collateral will be applied by the Administrative Agent to the payment of each Lender’s enforcement costs, and any balance of such proceeds (if any) will be applied by the Administrative Agent to the payment of the remaining Obligations (whether then due or not), in accordance with Section 1.6(c). If the sale or other disposition of the Collateral fails to satisfy all of the Obligations, the Borrower shall remain liable to the Lenders for any deficiency.

     6.6 Remedies, etc. Cumulative. Each right, power and remedy of the Administrative Agent and the Lenders as provided for in this Agreement or in the other Financing Documents or now or hereafter existing under applicable laws or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in the other Financing Documents or now or hereafter existing under applicable laws or otherwise, and the exercise or beginning of the exercise by the Administrative Agent and the Lenders of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Administrative Agent and the Lenders of any or all such other rights, powers or remedies.

     6.7 No Waiver, Etc. No failure or delay by the Administrative Agent or any Lender to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude the Administrative Agent or any Lender from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, neither the Administrative Agent nor any Lender shall be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Financing Documents, or to declare a Default for failure to effect such prompt payment of any such other amount. The payment by the Borrower or any other person and the acceptance by the Administrative Agent and the Lenders of any amount due and payable under the provisions of this Agreement or the other Financing Documents at any time during which a Default exists shall not in any way or manner be construed as a waiver of such Default by the Administrative Agent or any Lender or preclude the Administrative Agent or any Lender from exercising any right, power or remedy consequent upon such Default.

SECTION 7. THE ADMINISTRATIVE AGENT

     7.1 Appointment. Each of the Lenders hereby irrevocably designates and appoints National City Bank as Administrative Agent of such Lender under this Agreement and the other Financing Documents for the term hereof and each such Lender irrevocably authorizes National City Bank, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Financing Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Financing Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Financing Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Financing Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Section 7 shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.

     7.2 Delegation of Duties. The Administrative Agent may execute any of its respective duties under this Agreement and the other Financing Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

     7.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Financing Documents (except for actions occasioned solely by its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or the other Financing Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Financing Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Financing Documents or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.

     7.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes unless such Promissory Note shall have been transferred in accordance with Section 8.7. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Financing Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Financing Documents, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Promissory Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Promissory Notes.

     7.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, when expressly required hereby, all the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of all the Lenders or Required Lenders, as applicable.

     7.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Advances hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Financing Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

     7.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Loan Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Promissory Notes be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Financing Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section 7.7 shall survive the payment of the Promissory Notes and all other amounts payable hereunder and the termination of this Agreement.

     7.8 The Administrative Agent in Its Individual Capacity. The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to any Advances made or renewed by it and any Promissory Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Financing Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

     7.9 Resignation of the Administrative Agent, Successor Administrative Agent. Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 7.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

SECTION 8. MISCELLANEOUS

     8.1 Course of Dealing; Amendment. No course of dealing between the Administrative Agent or any Lender and the Borrower shall be effective to amend, modify or change any provision of this Agreement or the other Financing Documents. The Administrative Agent and each Lender shall have the right at all times to enforce the provisions of this Agreement and the other Financing Documents in strict accordance with the provisions hereof and thereof, notwithstanding any conduct or custom on the part of the Administrative Agent or any Lender in refraining from so doing at any time or times. The failure of the Administrative Agent or any Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or the other Financing Documents or as having in any way or manner modified or waived the same. This Agreement and the other Financing Documents to which the Borrower is a party may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Administrative Agent and the Borrower.

     8.2 Waivers of Default. This Agreement and the other Financing Documents (other than any Hedging Agreement) may only be amended, modified, or changed in any respect by an agreement in writing signed by the Administrative Agent, the Required Lenders and the Borrower, and, to the extent provided in Section 8.3, by an agreement in writing signed by the Administrative Agent, all of the Lenders and the Borrower. No waiver of any provision of this Agreement or of any of the other Financing Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing signed by the Required Lenders. No course of dealing between the Borrower and the Administrative Agent and/or any of the Lenders and no act or failure to act from time to time on the part of the Administrative Agent and/or any of the Lenders shall constitute a waiver, amendment or modification of any provision of this Agreement or any of the other Financing Documents or any right or remedy under this Agreement, under any of the other Financing Documents or under applicable Laws. Without implying any limitation on the foregoing, and subject to the provisions of Section 8.3:

          (a) Any waiver or consent shall be effective only in the specific instance, for the terms and purpose for which given, subject to such conditions as the Administrative Agent and Lenders may specify in any such instrument.

          (b) No waiver of any Default or Event of Default shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereto.

          (c) No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

          (d) No failure or delay by the Lenders to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of any of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver, amendment or modification of any such term, condition, covenant or agreement or of any such breach or preclude the Lenders from exercising any such right, power or remedy at any time or times.

          (e) By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, the Lenders shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Financing Documents, or to declare a default for failure to effect such prompt payment of any such other amount.

     8.3 Circumstances Where Consent of all of the Lenders is Required. Notwithstanding anything to the contrary contained herein, no amendment, modification, change or waiver shall be effective without the consent of all of the Lenders to:

          (a) extend the maturity of the principal of, or interest on, any Note or of any of the other Obligations;

          (b) reduce the principal amount of any Note or of any of the other Obligations, the rate of interest thereon or the fees due to the Lenders, except as expressly permitted therein;

          (c) change the Loan Commitment or the Loan Commitment Percentage;

          (d) change the amount or date of payment of principal of, or interest on, any Note or of any of the other Obligations;

          (e) change the method of calculation utilized in connection with the computation of interest and fees;

          (f) change the manner of pro rata application by the Administrative Agent of payments made by the Borrower, or any other payments required hereunder or under the other Financing Documents;

          (g) modify this Section, Sections 3.2, 4.1, 5.1, the definition of “Required Lenders” or any provision of this Agreement requiring the consent of the Required Lenders, which would permit a consent of less than the Required Lenders;

          (h) release or agree to subordinate any material portion of any Collateral or Financing Document (except to the extent provided herein or therein);

          (i) amend the Custodial Agreement; or

          (j) change the definitions of “Borrowing Base” or “Eligible Loans”.

     8.4 Notices. All notices, requests and demands to or upon the parties to this Agreement shall be deemed to have been given or made when delivered by hand, or when deposited in the mail, postage prepaid by certified mail, return receipt requested, or, in the case of notice by facsimile transmission, when properly transmitted, addressed as follows or to such other address as may be hereafter designated in writing by one party to the other:

Borrower:	Oxford Finance Corporation
133 North Fairfax Street
Alexandria, Virginia 22314
Attention: Mr. Mike Altenburger
Facsimile: (703) 519-4910

with a copy to:	McGuire Woods LLP
1750 Tysons Boulevard
Suite 1800
McLean, Virginia 22102-4215
Attention: Tom O’Grady, Esquire
Facsimile: (703) 712-5248

Administrative Agent	National City Bank
629 Euclid Avenue, 2nd Floor
Loc 01-3028
Cleveland, Ohio 44114
Attention: Agent Services
Facsimile: (216) 222-0103

with a copy to:	Klehr, Harrison, Harvey, Branzburg & Ellers LLP
260 South Broad Street
Philadelphia, Pennsylvania 19102
Attention: Jeffrey O. Greenfield, Esquire
Facsimile: (215) 568-6603

If to any Lender:	To the address set forth on such Lender’s signature page.

except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed.

     8.5 Right to Perform. If the Borrower shall fail to make any payment or to otherwise perform, observe or comply with the provisions of this Agreement or any of the other Financing Documents, then and in each such case, the Administrative Agent may (but shall be under no obligation whatsoever to) without notice to or demand upon the Borrower remedy any such failure by advancing funds or taking such action as it deems appropriate for the account and at the expense of the Borrower. The advance of any such funds or the taking of any such action by the Administrative Agent shall not be deemed or construed to cure a Default or waive performance by the Borrower of any provisions of this Agreement. The Borrower shall pay to the Administrative Agent on demand, together with interest thereon from the date advanced or incurred until paid in full at a per annum rate of interest equal at all times to the Default Rate, any such funds so advanced by the Administrative Agent and any costs and expenses advanced or incurred by or on behalf of the Administrative Agent in taking any such action, all of which shall be a part of the Obligations hereunder.

     8.6 Fee; Costs and Expenses.

          (a) Concurrently with execution of this Agreement, the Borrower shall pay to the Lenders the costs and fees associated with the preparation of this Agreement and the other Financing Documents, including, without limitation, fees of counsel for each Lender.

          (b) The Borrower agrees to pay to the Lenders on demand all fees, recordation and other taxes, costs and expenses of whatever kind and nature, including attorneys’ fees and disbursements, which the Lenders may incur or which are payable in connection with the administration of the Loan, including, without limitation, the recording, filing or modification of any and all of the Financing Documents and obtaining lien searches, the expense of any inspection made by the Lenders with respect to the Borrower and/or the Collateral, and the expense of the Field Audit to be performed by the Administrative Agent. All such fees, costs, recordation and other taxes shall be a part of the Obligations hereunder.

     8.7 Consent to Jurisdiction. The Borrower irrevocably (a) consents and submits to the jurisdiction and venue of any state or Federal court sitting in the Commonwealth of Pennsylvania over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents, (b) waives, to the fullest extent permitted by law, any objection that the Borrower may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (c) consents to the service of process in any such suit, action or proceeding in any such court by the mailing of copies of such process to the Borrower by certified mail at the Borrower’s address set forth herein for the purpose of giving notice.

     8.8 Assignment and Participations.

          (a) Each Lender may, subject to the consent of the Borrower unless there is an Event of Default, in which case no consent shall be required, which consent shall not be unreasonably withheld, conditioned or delayed, sell, assign or transfer to any Person or Persons, all or any part of the Obligations or all or any part of the Financing Documents and each such Person or Persons shall execute a Joinder Agreement and upon such execution shall have the right to enforce the provisions of the Financing Documents and any of the Obligations as fully as such Lender, provided that such Lender shall continue to have the unimpaired right to enforce the provisions of the Financing Documents and any of the Obligations as to so much of the Financing Documents and/or the Obligations that it has not sold, assigned or transferred. Additionally, each Lender may sell or grant to any other person or persons participations in all or any part of the Obligations or all or any part of the Financing Documents (provided that such person is not a direct competitor of the Borrower).

          (b) In connection with and prior to and after any such sale, transfer, assignment or participation, the assigning Lender may disclose and furnish to any prospective or actual purchaser, transferee, assignee or participant, any and all reports, financial statements and other information obtained by the assigning Lender at any time and from time to time in connection with the Obligations, any of the Financing Documents or otherwise. Each of the Administrative Agent, the Lenders and the Borrower hereby agrees (for itself and its affiliates) that unless otherwise required by applicable laws, it will maintain the confidentiality of the transaction contemplated hereby and will not disclose, or cause to be disclosed, the same to any person, except (1) to prospective purchasers, transferees, assignees or participants who shall also maintain the confidentiality of all such information so received, (2) to its affiliates and its affiliates’ agents, directors, officers, employees, accountants, counsel or other professional advisors that have, in each such case, been instructed or otherwise bound by professional rules of conduct to keep such information confidential, (3) as may be requested pursuant to applicable laws by any governmental authority (including Internal Revenue Service auditors or state taxing and regulatory authorities), (4) to the extent required in connection with the performance by it of its obligations and the exercise by it of its rights under this Agreement and the other Financing Documents, (5) to any nationally recognized rating agency that requires access to information about such person’s investment portfolio, (6) in response to any subpoena or other legal process or in connection with any litigation to which such person is a party (provided that prior notice shall have been provided to the non-disclosing party), (7) to the extent, but only to the extent, that prior to such disclosure, such information is in the public domain or has been provided to such party by a person not a party to this Agreement and the other Financing Documents (other than by reason of a breach by such person of the confidentiality provisions hereof or as expressly contemplated hereby), or (8) with the prior written consent of the other party hereto (which consent shall not be unreasonably withheld).

          (c) The Borrower will fully cooperate with each Lender in connection with any such assignment and will execute and deliver such consents and acceptances to any such assignment, amendments to this Agreement in order to effect any such assignment (including, without limitation, the appointment of the Administrative Agent as agent for itself and all assignees) and a new or a replacement Promissory Note for any Promissory Note in conjunction with any such assignment; provided, that the Borrower’s Indebtedness, obligations and liabilities under this Agreement and the other Financing Documents will not be increased by reason of any such assignment.

     8.9 Definitions; Certain Definitional Provisions.

          (a) As used herein, the following terms shall have the following meanings:

               (i) “Administrative Agent” means National City Bank in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 7.9.

               (ii) “Affiliate” shall mean any Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, at least ten percent (10%) of the outstanding capital stock (or membership interest) having ordinary voting power to elect the Board of Directors (or other governing body) (irrespective of whether, at the time, stock of any other class or classes of such corporation, limited liability company or other entity, shall have or might have voting power by reason of the happenings of any contingency) of the Borrower, or which otherwise controls, is controlled by or is under common control with the Borrower, or any stockholder or member of the Borrower or any Person which controls any stockholder or member of the Borrower. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or to cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

               (iii) “Asset Coverage Ratio” shall mean, the ratio which the value of total assets, less all liabilities and funded Indebtedness not represented by senior securities (all as determined pursuant to the Investment Company Act of 1940, as amended and any orders of the Securities and Exchange Commission issued to Borrower thereunder), bears to the aggregate amount of senior securities representing funded Indebtedness of Borrower.

               (iv) “Base Rate” means the sum of the Prime Rate plus one and one-half percent (1.50%) per annum.

               (v) “Base Rate Advance” means an Advance that is requested by Borrower in the applicable Advance Request to accrue interest at the Base Rate.

               (vi) “Borrowing Base” means that amount which is equal to the sum of (a) fifty percent (50%) of that portion of the aggregate principal amount outstanding at any time of all Eligible Loans which is not secured by Liquid Collateral, plus (b) eighty percent (80%) of that portion of the aggregate principal amount outstanding at any time of all Eligible Loans which is secured by Liquid Collateral of equal or greater value. Notwithstanding anything set forth herein to the contrary, the Administrative Agent will exclude from the calculation of the Borrowing Base all amounts which exceed the Contract Cap with respect to any Eligible Loan.

               (vii) “Borrowing Base Certificate” means a fully completed certificate in the form attached hereto as Exhibit D, which mathematical calculations used to determine the Borrowing Base are certified to be true by a Responsible Officer.

               (viii) “Business Day” as used herein means any day other than Saturday, Sunday or other day on which commercial banks in the Commonwealth of Pennsylvania are authorized to close.

               (ix) “Business Development Company” shall have the meaning given to such term in Section 1.11(a)(ii)(A).

               (x) “CERCLA” shall mean the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended from time to time, including all regulations thereunder and published interpretations thereof and any successor or replacement statute and/or regulations.

               (xi) “Certificate” shall have the meaning given to such term in Section 1.10.

               (xii) “Change of Control” means an event or series of events by which any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), other than J. Alden Philbrick, IV and/or Michael Altenburger, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under such Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire without condition, other than passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting capital stock of the Borrower.

               (xiii) “Closing Date” means the date of this Agreement or, if later, the Business Day upon which the Lenders provide the initial Advance to the Borrower hereunder.

               (xiv) “Contract” shall have the meaning given to such term in Section 8.9(xx) below.

               (xv) “Contract Cap” means Two Million Dollars ($2,000,000) for an Eligible Loan which is not secured by Liquid Collateral, and Four Million Dollars ($4,000,000) for an Eligible Loan which is partially or fully secured by Liquid Collateral.

               (xvi) “Custodial Agreement” means the Amended and Restated Custodial Agreement dated October      , 2003 between Administrative Agent and Riggs Bank,

N.A., among other things, appointing Riggs Bank, N.A. as Custodian and agent for Administrative Agent’s possession of the Collateral.

               (xvii) “Custodian” means Riggs Bank, N.A. or such other person or entity designated by Administrative Agent to be its agent for perfection by possession of its security interest in the Collateral.

               (xviii) “Debt” means the total liabilities of the Borrower which, in accordance with GAAP, would be included on the liability side of a balance sheet.

               (xix) “Default” shall have the meaning given to such term in Section 5

               (xx) “Eligible Loans” means loans made by Borrower to Eligible Loan Obligors pursuant to those documents or instruments executed and/or delivered by Borrower and a Loan Obligor (including, but not limited to, any loan agreement, promissory note, security agreement, pledge agreement, mortgage, lease, certificates representing Pledged Securities and UCC-1 Financing Statements) and satisfying the following criteria (collectively the “Eligible Loan Documents”): (1) such documents or instruments are written agreements satisfactory to the Administrative Agent, which have not expired or been terminated (collectively, the “Contract”) and pursuant to which the Borrower agrees to lend amounts to a Loan Obligor which is organized under the laws of the United States or any state thereof and which Loan Obligor is not an agency or instrumentality of the United States of America or of any state, county, municipality or any department, agency or instrumentality thereof and the equipment, goods or inventory, if any, purchased with the proceeds from the Contract are located in the United States, (2) the initial stated term of the Contract is not more than forty-eight (48) months and has a stated maturity date, (3) the Contract arose in the ordinary course of the Borrower’s business and the Contract is enforceable against all parties thereto, (4) the amount of periodic installments required to be paid under the remaining term of the documents or instruments shall be sufficient fully to amortize the Advance made with respect to such documents or instruments, (5) no payment of principal or interest, or other fees and expenses due and owing under the Contract, is or has been, past due more than forty-five (45) days, except for fees and expenses disputed in good faith, (6) the Loan Obligor is in compliance with all material terms of the Contract, (7) the Contract shall not be subject to any lien, security interest or prior assignment, including, without limitation, any lien, security interest or prior assignment in favor of F&M, (8) all equipment, goods or inventory purchased with the proceeds from the Contract shall have been delivered to the Loan Obligor and shall be subject to a Lien to secure the payment obligations under the Contract, (9) the Borrower’s right, title and interest to the Contract, all amounts due and owing thereunder, and the assets securing the payment obligations of any Loan Obligor is absolute and is lawfully in the Borrower and is subject to no other assignment, claim, lien or security interest except that of the Lenders, and the Borrower has the right of assignment thereof and the power to grant the Lenders a security interest therein, (10) the Contract is a valid and enforceable Contract, representing an undisputed Indebtedness to the Borrower, is not subject to any claim or reduction, counterclaim, set-off, recoupment, or any claim for credits, allowances or adjustments by any party thereto, (11) no proceedings in bankruptcy, or for reorganization, or for the readjustment of any of its debts, under the United States Bankruptcy Code (as amended) or any part thereof, or under any other applicable laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by any Loan Obligor and there shall not have been a material adverse change in the properties, business, operations, or condition (financial or otherwise) of any such Loan Obligor and no event shall have occurred and no condition shall have arisen that could have a material adverse effect on the properties, business operations, or condition (financial or otherwise) on the ability of any such Loan Obligor to perform its obligations under the Contract, (12) the Contract shall not have been modified, amended, restated or otherwise extended such that a default or breach existing prior to such modification, amendment, restatement or extension no longer exists, (13) no Loan Obligor is an Affiliate of the Borrower, (14) the Borrower is not obligated to perform services, maintenance or other related obligations under the Contract (except obligations in the ordinary course and consistent with prior Contracts), (15) if the Contract is with a governmental authority, the Contract shall have been assigned to the Lenders under the Assignment of Claims Act, (16) the Contract shall have been delivered to and in the possession of the Custodian, (17) the Contract shall be specified on the applicable Borrowing Base Certificate, and (18) such document or instrument meets all other criteria now or hereafter established (provided that any change in such criteria shall be applied prospectively only and shall not be applicable to those documents or instruments which have previously qualified as Eligible Loans specified as collateral on the written request by Borrower for the Loan) by the Administrative Agent in order for a document or instrument to be an Eligible Loan; provided, that any document or instrument which is at any time an Eligible Loan, but which subsequently fails to meet the criteria for an Eligible Loan specified as collateral on the written request by Borrower for the Loan shall immediately cease to be an Eligible Loan

               (xxi) “Eligible Loan Documents” shall have the meaning given to such term in Section 8.9(xx) above.

               (xxii) “Eligible Loan Obligor” means any third party Loan Obligor obligated to repay to the Borrower an Eligible Loan for which an Advance or a Swingline Loan has been made.

               (xxiii) “Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or governmental authorities, relating to the protection of human health or the environment, including, but not limited to, CERCLA and all other requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

               (xxiv) “ERISA” shall have the meaning given to such term in Section 2.16.

               (xxv) “Event of Default” shall have the meaning given to such term in Section 5.

               (xxvi) F&M means Farmers & Mechanics Bank

               (xxvii) “F&M Advance” shall have the meaning given to such term in Section 1.10(a)(ii).

               (xxviii) “F&M Collateral” shall have the meaning given to such term in Section 1.10(a)(ii).

               (xxix) “F&M Loan Documents” means those documents and instruments evidencing loans made by Borrower to third parties with the proceeds of an F&M Advance.

               (xxx) “Federal Funds Rate” means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then “Federal Funds Rate” shall mean a daily rate which is determined, in the opinion of the Administrative Agent to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 am. (Philadelphia time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

               (xxxi) “Field Audit” shall have the meaning given to such term in Section 3.9.

               (xxxii) “Financing Documents” means collectively and includes this Agreement, the Promissory Notes issued pursuant hereto, the Custodial Agreement, and any other instrument, document or agreement both now and hereafter executed, delivered or furnished by the Borrower or any other person (as hereinafter defined) evidencing, securing or in connection with this Agreement or all or any part of the Obligations.

               (xxxiii) “GAAP” shall have the meaning given to such term in Section 1.11(a)(v)(A).

               (xxxiv) “Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any governmental authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other governmental approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

               (xxxv) “Hedging Agreement” means any agreement between Borrower and any Lender or any affiliate of any Lender now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option, or any similar transaction or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit, exchange, security or currency valuations or commodity prices.

               (xxxvi) “Indebtedness” of any Person at any date means (without duplication:

                    (A) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices);

                    (B) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument;

                    (C) all obligations under capital leases of such Person;

                    (D) all obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person;

                    (E) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof; and

                    (F) all obligations of such Person with respect to Hedging Agreements.

               (xxxvii) “Intellectual Property” shall have the meaning given to such term in Section 2.24.

               (xxxviii) “Interest Rate” means the interest rate applicable to an Advance selected by Borrower pursuant to Section 1.5.

               (xxxix) “Interest Coverage Ratio” means, as of any measurement date, the ratio of (a) the sum of Borrower’s net operating income plus interest expense for the four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) interest expense for the four (4) consecutive fiscal quarters ending on or immediately prior to such date.

               (xl) “Joinder Agreement” means, collectively, each joinder agreement executed in favor of Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit F.

               (xli) “Lender” means each Person executing this Agreement as a Lender (including, without limitation, the Swingline Lender) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 8.7.

               (xlii) “LIBOR” means the quotient resulting from dividing (i) the rate per annum for deposits of Dollars which appears on Telerate Page 3750 at approximately 11:00 A.M. London time, two Business Days prior to the first day of the applicable LIBOR Period for a period equal to the period of such LIBOR Period, by (ii) one (1.00) minus the Reserve Percentage, if any, pertaining to eurocurrency liabilities. If, for any reason, such rate does not appear on Telerate Page 3750, then LIBOR shall be determined by Administrative Agent with reference to the arithmetic average of the rate per annum at which Dollars would be offered in the London interbank market by first class banks to Administrative Agent at such time. If, and only if, Administrative Agent shall be unable or shall otherwise fail to obtain such a rate or Dollar deposits are not obtainable in the London Eurodollar interbank market on reasonable terms, the commencement of such LIBOR Period shall be postponed to the second Business Day after Administrative Agent is next able to obtain a fixed rate for such LIBOR Period in Dollar deposits in the London Eurodollar interbank market on reasonable terms, and until such date interest shall be charged at the Base Rate. The LIBOR shall be adjusted automatically on and as of the effective day of any change in the relevant Reserve Percentage. The Administrative Agent’s determination of the LIBOR shall be conclusive in the absence of manifest error.

               (xliii) “LIBOR Amount” means all or any portion of the outstanding principal balance of a Promissory Note with respect to which Borrower has fixed the rate of interest charged thereon at a rate of interest based on the LIBOR, for a LIBOR Period, in accordance with the terms of this Agreement; provided that no LIBOR Amount may be less than $500,000.00.

               (xliv) “LIBOR Period” means a period of one (1) month, the first of which commences on the funding date of any Advance bearing interest with respect to LIBOR and subsequent ones which commence upon the expiration of the immediately preceding LIBOR Period, except that no LIBOR Period may end after the maturity date of the Eligible Loan funded with the proceeds of such Advance. In the event that a LIBOR Period would otherwise end on a day that is not a Business Day, such LIBOR Period shall be extended to the next following Business Day, unless by so extending the LIBOR Period would extend to the following calendar month, in which event the LIBOR Period shall end on the last Business Day immediately prior to the day on which the LIBOR Period would have otherwise ended.

               (xlv) “LIBOR Rate” shall have the meaning given such term in Section 1.5(a).

               (xlvi) “LIBOR Rate Advance” means an Advance accruing interest at the LIBOR Rate.

               (xlvii) “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

               (xlviii) “Liquid Collateral” means unencumbered security pledged by an Eligible Loan Obligor to Borrower under an Eligible Loan consisting of (a) bonds issued by states and municipalities rated A or higher, (b) bankers acceptances, (c) commercial paper with agency ratings of A2/Ps or higher, (d) securities issued or fully guaranteed or insured by the United States Government or any agency thereof, (e) U.S. corporate bonds rated BAA or higher,

(f)  other public debt securities satisfactory to Administrative Agent and the Required Lenders, (g) a letter or credit issued to Borrower by any domestic commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000.00) or such other domestic financial institutions or domestic brokerage houses to the extent disclosed to, and approved by, the Lender, or (i) certificates of deposit with maturities of one (1) year or less from the date of acquisition of, or money market accounts maintained with, any Lender, or any other domestic commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000.00) or such other domestic financial institutions or domestic brokerage houses to the extent disclosed to, and approved by, the Lender, provided such Liquid Collateral is delivered to Custodian, together with such other documents executed by Borrower as Administrative Agent shall reasonably require in order to perfect or maintain perfection of Lenders’ security interest therein.

               (xlix) “Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make Advances to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I hereto as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Advances, as such amount may be reduced at any time or from time to time pursuant to the terms hereof. The aggregate Loan Commitment of all Lenders on the Closing Date shall be $35,000,000.

               (l) “Loan Commitment Note(s)” shall have the meaning given to such term in Section 1.3(c).

               (li) “Loan Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Loan Commitment of such Lender to (b) the Loan Commitments of all Lenders.

               (lii) “Loan Obligors” shall have the meaning given to such term in the Preamble of this Agreement

               (liii) “Loan Receivables” means the Borrower’s present and future general intangibles, chattel paper, documents, supporting obligations, and instruments (as such terms are defined in the UCC), including, without limitation, all present and future rights of the Borrower to payment of monetary obligations owed to the Borrower on account of Contracts, whether due or to become due.

               (liv) “Material Adverse Effect” shall have the meaning given such term in Section 1.11(a)(iv)(B).

               (lv) “Maturity Date” shall have the meaning given such term in Section 1.2.

               (lvi) “Net Worth” means, as of a date, the sum of Borrower’s (a) shareholders’ equity (less the value of treasury stock and debt convertible into Borrower’s capital stock) and (b) cumulative retained earnings, as reflected on Borrower’s balance sheet for such date.

               (lvii) “Notice of Assignment” shall have the meaning given to such term in Section 1.11(b).

               (lviii) “Obligations” means collectively and includes all present and future Indebtedness, liabilities and obligations of any kind and nature whatsoever of the Borrower to the Administrative Agent or any Lender both now existing and hereafter arising under, as a result of, on account of, or in connection with, this Agreement and any and all amendments thereto, restatements thereof, supplements thereto and modifications thereof made at any time and from time to time hereafter, or the other Financing Documents, including, without limitation, future advances, principal, interest, indemnities, fees, late charges, enforcement costs, all obligations with respect to any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure in connection with hedging the interest rate exposure of Borrower and any confirming letter executed pursuant to such hedging agreement, and other costs and expenses whether direct, contingent, joint, several, matured or unmatured.

               (lix) “Obligor Loan Documents” means all instruments, documents, Contracts, Liquid Collateral or other items delivered to the Borrower in connection with any Obligor Loan.

               (lx) “Obligor Loans” shall have the meaning given to such term in the Preamble of this Agreement

               (lxi) “Pledged Securities” shall have the meaning given to such term in Section 1.10 hereof.

               (lxii) “Prime Rate” means that rate of interest per annum established by the Administrative Agent from time to time as its “prime rate” which may not represent the lowest rate charged by the Administrative Agent or any Lender to other borrowers, or to any class of borrowers, at any time, or from time to time.

               (lxiii) “Promissory Notes” means the collective reference to the Loan Commitment Notes and the Swingline Notes, and Promissory Note means any of such Notes.

               (lxiv) “Regulated Investment Company” shall have the meaning given to such term in Section 1.10(a)(ii)(E).

               (lxv) “Request Day” means a Business Day on which Borrower requests Administrative Agent to advise Borrower of the then-current LIBOR with respect to one or more LIBOR Periods.

               (lxvi) “Required Lenders” means, at any date, any combination of Lenders whose Loan Commitment Percentages aggregate at least sixty-six and two-thirds percent (66-2/3%) of the aggregate Loan Commitment.

               (lxvii) “Reserve Percentage” means for any day that maximum percentage (expressed as a decimal), whether or not incurred, which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System, for determining the reserve requirement for a member bank of the Federal Reserve System in Philadelphia with respect to LIBOR “Eurocurrency liabilities” (as such term is defined in Regulation D) (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on the outstanding principal amount of the Advance is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of Administrative Agent or any Lender to United States residents).

               (lxviii) “Responsible Officer” means any of the following: the chief executive officer, the president or chief financial officer of Borrower or any other officer of Borrower reasonably acceptable to the Administrative Agent.

               (lxix) “Rule” means and includes any law, rule or regulation binding upon any Lender as well as any guideline or similar directive issued by a governmental agency having regulatory jurisdiction over any Lender which any Lender observes or with which it complies, whether or not such guideline or directive technically has the force of law.

               (lxx) “Senior Management” means the chairman of the board of directors, chief executive officer, president and chief financial officer of the Borrower or such other executive officer of the Borrower performing duties similar to those performed by any of the foregoing.

               (lxxi) “Solvent” means, as to Borrower on a particular date, that Borrower (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

               (lxxii) “Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

               (lxxiii) “Swingline Facility” means the swingline facility established pursuant to Section 1.4.

               (lxxiv) “Swingline Lender” means National City Bank in its capacity as swingline lender hereunder.

               (lxxv) “Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 1.4, and all such swingline loans collectively as the context requires.

               (lxxvi) “Swingline Termination Date” means the first to occur of (a) the resignation of National City Bank as Administrative Agent in accordance with Section 7.9, or (b) the Maturity Date.

               (lxxvii) “UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

          (b) The term “person” or “Person” as used in this Agreement means and includes any natural person, individual, company, corporation, partnership, limited liability entity, joint venture, unincorporated association, government or political subdivision or agency thereof, or any other entity of whatever nature. All terms defined in this Agreement shall have such defined meanings when used in any of the other Financing Documents. Accounting terms used in this Agreement shall have the respective meanings given to them under generally accepted accounting principles in effect from time to time in the United States of America. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used herein, the singular number shall include the plural, the plural, the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require. Unless otherwise defined herein, all terms used herein which are defined by the UCC shall have the same meanings as assigned to them by the UCC unless and to the extent varied by this Agreement.

     8.10 Entire Agreement; Severability. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement shall not be amended except by an instrument in writing signed by each of the parties. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any of the other provisions of this Agreement which shall remain effective.

     8.11 Confession of Judgment. In the event any Lender confesses judgment against Borrower under a Promissory Note, such Lender shall provide prompt notice thereof to Borrower.

     8.12 Survival. All representations, warranties and covenants contained among the provisions of this Agreement shall survive the execution and delivery of this Agreement and all other Financing Documents.

     8.13 Successors and Assigns. The rights and obligations of the Borrower under this Agreement may not be assigned or delegated. This Agreement and all other Financing Documents shall be binding upon and inure to the benefit of the Borrower and the Administrative Agent and each Lender and their respective successors and permitted assigns.

     8.14 Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND

CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF COMMONWEALTH OF PENNSYLVANIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE).

     8.15 Time of Essence. Time is of the essence in connection with all obligations of the Borrower hereunder and under any of the other Financing Documents.

     8.16 Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

     8.17 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only, shall not constitute a part of this Agreement for any other purpose and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

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     IN WITNESS WHEREOF, the undersigned has executed and delivered this Master Loan and Security Agreement, under seal, as of the day and year first written above.

OXFORD FINANCE CORPORATION

By:	/s/ Michael J. Altenburger	(SEAL)

Name: Michael J, Altenburger
Title: Chief Financial Officer

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Master Loan and Security Agreement, under seal, as of the day and year first written above.

NATIONAL CITY BANK, as Administrative
Agent and a Lender

By:	/s/ Michael Labrum	(SEAL)

Name: Michael J. Labrum
Title: Senior Vice President

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Master Loan and Security Agreement, under seal, as of the day and year first written above.

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Michael J. Radcliffe	(SEAL)

Name: Michael J. Radcliffe
Title: Senior Vice President

Address for Notices:

Bank of America, N.A.
1101 Wootton Parkway, 4th Floor
Rockville, MD 20852
Attention: Michael Radcliffe, SVP